EXHIBIT 10

Information contained herein, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.






                              TOY LICENSE AGREEMENT

                     BETWEEN LUCAS LICENSING LTD. AND GALOOB

                          DATED AS OF OCTOBER 14, 1997

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.




                             TOY LICENSE AGREEMENT

                               TABLE OF CONTENTS

      1.    GRANT OF LICENSE...............................................  1

      2.    TERM AND TERRITORY.............................................  2

      3.    RESTRICTIONS ON LICENSE........................................  3

      4.    OBLIGATIONS OF LICENSEE........................................  7

      5.    LICENSOR APPROVALS............................................. 13

      6.    ARTWORK AND FILM CLIPS/THIRD PARTY APPROVALS................... 15

      7.    ADVANCE/[**]................................................... 16

      8.    ROYALTIES...................................................... 18

      9.    STATEMENTS AND PAYMENTS........................................ 22

      10.   TAXES.......................................................... 25

      11.   RECORDS AND AUDITS............................................. 25

      12.   COPYRIGHT AND TRADEMARK NOTICES................................ 26

      13.   OWNERSHIP...................................................... 26

      14.   PROMOTIONAL VALUE, TRADEMARK RIGHTS AND GOODWILL............... 30

      15.   APPROVAL OF MANUFACTURERS...................................... 30

      16.   CONFIDENTIALITY................................................ 31

      17.   PRODUCT SAMPLES................................................ 33

      18.   INTENTIONALLY DELETED.......................................... 34

      19.   REPRESENTATIONS AND WARRANTIES................................. 34

      20.   INDEMNITIES.................................................... 35

NYFS03...:\15\47315\0003\2475\AGRN017P.41A

      21.   INSURANCE...................................................... 37

      22.   EXPIRATION AND TERMINATION..................................... 38

      23.   RESERVED RIGHTS................................................ 42

      24.   DEFINITIONS.................................................... 42

      25.   GENERAL........................................................ 49

            SCHEDULE I -      PERMITTED LICENSEE AFFILIATES

            SCHEDULE II -     LICENSED PRODUCTS

            SCHEDULE III-     ADVANCES AND MINIMUM SALES LEVELS

            SCHEDULE IV -     DEDICATED RETAIL SPACE

            SCHEDULE V -      EXCLUDED DISTRIBUTION CHANNELS

            SCHEDULE VI -     LICENSOR TRADEMARKS

            EXHIBIT A -       TRADEMARK LICENSE AGREEMENT

            EXHIBIT B -       APPROVAL OF SUBLICENSEE AGREEMENT

            EXHIBIT C -       STANDARD APPROVAL FORM

            EXHIBIT D -       ROYALTY REPORT FORM

            EXHIBIT E -       THIRD PARTY COPYRIGHT ASSIGNMENT

            EXHIBIT F -       APPROVAL OF MANUFACTURER AGREEMENT

                             TOY LICENSE AGREEMENT

This LICENSE AGREEMENT (the "Agreement") is made and entered into as of October 14, 1997, between Lucas Licensing Ltd., a California corporation ("Licensor"), on the one hand, located at P. O. Box 2009, San Rafael, CA 94912 and Galoob Toys, Inc., a Delaware corporation, located at 500 Forbes Boulevard, South San Francisco, CA 94080, and all Permitted Licensee Affiliates (jointly and severally "Licensee" or "Galoob"), on the other hand.

WHEREAS:

      A. Licensor is a California corporation engaged in the licensing of entertainment intellectual properties related to the "Pictures" (as hereinafter defined);

      B. Licensor owns or controls rights in respect of the Licensed Property (as hereinafter defined);

      C. Licensee is engaged in the manufacture, distribution and sale of consumer products in the form of toys including, without limitation, toys based on entertainment intellectual properties licensed from third parties; and

      D. Licensee wishes to be licensed to use the Licensed Property for the manufacture, distribution and sale of Licensed Products in the Territory and Licensor has agreed to license rights in the Licensed Property to Licensee, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    GRANT OF LICENSE.

      Subject to the terms and conditions of this Agreement, and in consideration for all of Licensee's warranties, representations and obligations hereunder, including, without limitation, Licensee's agreement to pay and actual payment to Licensor of the Royalties and Advances, Licensor grants to Licensee a non-transferable, non-assignable license during the Term and throughout the Territory:

      1.1. to use the Licensed Property, to develop, design, manufacture, have manufactured, distribute, advertise, publicize, market and sell the Licensed Products set forth in Schedule II attached hereto, for sale to retail Customers through all channels of wholesale and retail distribution permitted hereunder; and

      1.2. to reproduce the Licensed Property and to use the Licensor Trademarks on containers, packaging, display and promotional material and in Advertising and Advertising Materials for the Licensed Products as provided in this Agreement. Concurrently with its execution of this Agreement, Licensee shall execute a Trademark License Agreement with Licensor on

      Licensor's then-current form for such agreements (the "Trademark License Agreement"), a current copy of which form is attached hereto and by this reference incorporated herein as Exhibit A.

2.    TERM AND TERRITORY.

      2.1. Term. Unless earlier terminated as provided in this Agreement, including, without limitation, pursuant to this Subparagraph 2.1, the term of Licensee's rights pursuant to this Agreement (the "Term") shall consist of the time period commencing as of the date hereof (subject to Subparagraph 25.14 hereinbelow) and ending on the final day of the third Calendar Year following the Calendar Year in which the initial general theatrical release in the United States (the "U.S. Release Date") of Episode III occurs (such final day constituting the "Expiration Date"). Notwithstanding anything to the contrary contained herein or otherwise, the Term shall terminate prior to the Expiration Date:

            (a) if the U.S. Release Date of Episode I does not occur on or before June 30, 2004 (the "Episode I Outside Date"), then the Term shall terminate as of the Episode I Outside Date;

            (b) if the U.S. Release Date of Episode I occurs on or before the Episode I Outside Date, but the U.S. Release Date of Episode II does not occur prior to the date which is five (5) years following the U.S. Release Date of Episode I (the "Episode II Outside Date"), then the Term shall terminate as of the Episode II Outside Date; or

            (c) if the U.S. Release Date for Episode I occurs on or before the Episode I Outside Date and the U.S. Release Date of Episode II occurs on or before the Episode II Outside Date, but the U.S. Release Date of Episode III does not occur on or before the date which is five (5) years after the U.S. Release Date of Episode II (the "Episode III Outside Date"), then the Term shall terminate as of the Episode III Outside Date.

      2.2. Territory. The territory of Licensee's rights hereunder (the "Territory") consists of the enumerated countries and groupings of countries set forth in Column A of Schedule III attached hereto (each such enumerated country or grouping of countries a "Sub-Territory" herein); provided, however, that the sole activity of manufacturing Licensed Products hereunder may take place in a country outside of the Territory if the terms and conditions of Paragraph 15 hereinbelow have been first satisfied and so long as no Licensed Product manufactured in such country is distributed by Licensee (or with Licensee's express or implied authority) from such country for the "sale" thereof (as defined in Subparagraph 8.2 hereinbelow) to a Customer outside of the Territory. Subject to Paragraph 23 hereinbelow, if Licensor elects to license to any third party the right to manufacture, distribute and sell during the Term of this Agreement any Licensed Product in any country outside of the Territory, then Licensor shall notify Licensee of such election in writing. Licensee shall thereafter have thirty (30) days from the date of such notice to negotiate and enter into a written agreement regarding such license which agreement shall incorporate all of the terms and conditions of this Agreement except for Paragraph 7 (Advance) and Paragraph 4 (Minimum Sales Levels) hereinbelow; provided, however, that neither Licensee nor Licensor shall be obligated to enter into an agreement with respect to such license. For purposes of this Agreement, a country shall be deemed to include all territories and possessions thereof.

3.    RESTRICTIONS ON LICENSE.

      3.1.  Distribution.

            (a)   General.  Licensee shall not have the right:

                  (i) to distribute or sell (or authorize any entity to distribute or sell) any Licensed Product other than to a "bona fide and recognized" (as such term is commonly understood in the U.S. toy industry) third party wholesale entity for distribution directly to a Retail Entity or to a bona fide and recognized third party Retail Entity (whether such third party Retail Entity is a third party "traditional retail store" [as that term is commonly understood in the U.S. toy industry] or a third party direct-to-consumer paper-printed catalog company). In particular, but not by way of limitation, Licensee shall not distribute any Licensed Product through any channel, method or outlet of distribution denoted as an Excluded Distribution Channel on Schedule V attached hereto;

                  (ii) to distribute or sell (or authorize any entity to distribute or sell) any Licensed Product to any party if Licensee knows, or in the exercise of its reasonable good faith business judgment should know, that such distribution or sale will result in the distribution for sale or resale of any Licensed Product outside of the Territory;

                  (iii) to conduct or authorize any entity to conduct Advertising primarily intended to be disseminated outside of the Territory for any Licensed Product; or

                  (iv) Except with Licensor's prior written approval, to distribute or sell any Licensed Product to any Closeout Store in any country of the Territory prior to the date eighteen
                  (18) months after the initial "sale" (as such term is defined in Subparagraph 8.2 hereinbelow) of such Licensed Product to a Customer in such country.

            (b) Licensor Channels. Notwithstanding the rights licensed to Licensee hereunder, Licensor shall also have the right to distribute and/or sell any Licensed Product that has been distributed and/or sold hereunder by Licensee, through any Licensor Channel and, in this connection, Licensor shall purchase or have the right to purchase from Licensee, a Manufacturer or a Sublicensee any Licensed Product for which Licensee has exclusive rights hereunder and which is to be sold through a Licensor Channel, provided, Licensee, such Manufacturer or such Sublicensee shall manufacture and supply to Licensor or to Licensor's designee those numbers of such Licensed Product as Licensor shall request for the applicable Licensor Channel, and shall sell such Licensed Product to Licensor or to Licensor's designee at the lowest price and on the most favorable terms given by Licensee, a Licensee Affiliate or a Sublicensee to a Customer for the same or comparable Licensed Product, whether or not such Licensed Product is Account Specific Merchandise, F.O.B. Product or otherwise.

            (c) Internet/Electronic Retailers. Licensee shall not have the right to manufacture, distribute and/or sell (or authorize any entity to manufacture, distribute or sell) any Licensed Product:

                  (i) through the Internet (except if such distribution or sale is a Licensor Channel as permitted pursuant to Subparagraph 3.1[b] hereinabove) without Licensor's prior written approval in each instance; or

                  (ii) through any Electronic Retailer except that, at Licensor's request, Licensee is hereby licensed to supply to Licensor or to Licensor's designee such specific Licensed Products to such specific Electronic Retailer(s) as Licensor may approve, in advance in writing.

      3.2. Exclusivity. The rights licensed to Licensee hereunder in respect of all Licensed Products shall be exclusive.

      3.3.  Sublicenses.

            (a) Approval of Sublicensee Agreement. Licensee shall have no right to sublicense to any entity (including to a distributor or to a Licensee Affiliate that is not a Permitted Licensee Affiliate) any right licensed to it hereunder (other than the right to manufacture any Licensed Product, which shall be subject to Paragraph 15 hereinbelow) or transfer or dispose of any Licensed Property to any distributor, including to a Licensee Affiliate that is not a Permitted Licensee Affiliate or to any other third party unless and until: (i) Licensor has provided Licensee with its prior written approval of the proposed sublicensee and the terms and conditions of any and all agreements between Licensee and such proposed sublicensee (and any modifications thereof, whether oral or written) for such sublicense (collectively the "Sublicense Agreement"); (ii) such sublicensee shall have executed an Approval of Sublicensee Agreement with Licensor on Licensor's then-current form for such agreement, as such form may be revised by Licensor in its sole reasonable discretion from time to time (any such sublicensee and all affiliated and related entities of such sublicensee approved by Licensor for which an Approval of Sublicensee Agreement is fully executed, a

            "Sublicensee" herein); (iii) such Sublicensee shall agree in the Sublicense Agreement to be fully bound at all times by the terms and conditions of this Agreement which are applicable to the exercise of the rights so sublicensed, including, but not limited to, the distribution and/or sale of any Licensed Product governed by such Sublicense Agreement; (iv) such Sublicensee shall provide to both Licensee and to Licensor, on a monthly basis, a complete written list of such Sublicensee's then-current prices for each and every Licensed Product SKU in respect of each and every Customer of such Sublicensee; (v) such Sublicensee shall execute a Trademark License Agreement with Licensor; and (vi) such Sublicensee shall further agree in such Approval of Sublicensee Agreement that Licensor shall be a third party beneficiary thereof. A copy of Licensor's current form for Approval of Sublicensee Agreement is attached hereto as Exhibit B. The sublicense by Licensee of any rights licensed to Licensee hereunder shall in no manner whatsoever affect Licensee's obligations hereunder, and Licensee shall execute, and shall ensure that each prospective Sublicensee executes, the Approval of Sublicensee Agreement. Any sublicense (in whole or in part) of Licensee's rights hereunder in violation of this Subparagraph 3.3 shall be a material breach of this Agreement.

            (b) Enforcement of Sublicense Agreement. Licensee agrees to include and strictly enforce in each Sublicense Agreement all of the terms and conditions of this Agreement relevant to the sublicense to Sublicensee of any right licensed to Licensee hereunder. Licensee shall advise Licensor of any breach thereof by any Sublicensee and of any corrective action taken by Licensee as well as the results thereof and, at the request of Licensor, shall terminate such Sublicense Agreement in the event of any such breach, if such breach is not cured within twenty (20) days after Licensee first becomes aware of such breach, to the extent such breach is curable. If Licensee fails to exercise such termination rights by giving written notice to such Sublicensee within ten (10) days after being requested to do so in writing by Licensor, notwithstanding anything to the contrary contained in the Sublicense Agreement, Licensee hereby appoints Licensor its attorney-in-fact to send a notice of termination in the name of Licensee to such Sublicensee for the purpose of terminating such Sublicense Agreement or any specific rights thereunder, which appointment is irrevocable and coupled with an interest. In the event of termination of a Sublicense Agreement, Licensee shall thereafter have a reasonable period of time (not to exceed ninety [90] days after such termination, or one hundred twenty [120] days for any Sublicense Agreement for distribution rights for a Licensed Product in a Sub-Territory hereinbelow defined as Underdeveloped) in which Licensee itself, or a new Sublicensee designated by Licensee shall undertake the same responsibilities of the terminated Sublicensee, subject to the terms and conditions of this Subparagraph 3.3.

      3.4. (a) No Rights to Products Other Than Licensed Products. Other than the products, goods and articles expressly set forth in Schedule II as "Licensed Products," all products, goods, items, devices and articles of any kind based on or incorporating the

            Licensed Property are expressly excluded from the rights licensed to Licensee pursuant to this Agreement and are expressly reserved to Licensor.

            (b) No Joint or Cross Distributing, Marketing, Promoting or Selling. No Licensed Product shall be jointly or cross distributed, marketed, promoted or sold with any other product or service without Licensor's prior written consent in each instance.

      3.5. Other Products. Licensee acknowledges and agrees that the fact that a Licensed Product is capable (whether or not by means of any electronic media or through the use of any electronic feature, mechanical feature, sound effect, light feature, mechanism or otherwise) of interacting with another product, good, item, device or article that is not a Licensed Product (the "Other Product") does not render such Other Product a Licensed Product hereunder or confer to Licensee any rights hereunder with respect to the use of the Licensed Property in conjunction with such Other Product.

      3.6. Licensor Third Party Obligations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, but without limitation of Licensor's other rights and remedies:

            (a) Licensee acknowledges that Licensor may have heretofore executed agreements with third parties which may encompass rights with respect to some or all of the Licensed Products and/or which may grant to such third parties the right to dispose of, distribute and sell Licensed Products during their respective sell-off periods, which sell- off periods may occur during the Term, and that such sell-off rights shall not violate the terms of this Agreement; and

            (b) Licensor shall have the unrestricted right, prior to the expiration or termination of the Term to provide for the disposition of any or all of the rights licensed to Licensee hereunder, including, without limitation, entering into agreements with any third party(ies) which provide for the right for such third party(ies) to design, manufacture and/or distribute Licensed Products anywhere in the Territory, provided, that such agreement(s) shall not by its terms authorize the shipment of Licensed Products to retail customers on a date that would allow such Licensed Products to be sold to end users at retail prior to the expiration or termination of the Term.

      3.7. No Similar Products or Dumping of Licensed Products. Licensee recognizes and acknowledges that the Licensed Property, and all elements thereof, and the goodwill associated with the same are material and substantial business assets of Licensor. In that connection, Licensee agrees that, during the Term and throughout the Territory Licensee:

            (a) will not Dump any Licensed Product in any country of the Territory during the Term and during any Sell-Off Period, subject to applicable law;

            (b) will not manufacture, distribute or sell any merchandise or authorize the manufacture, distribution or sale of any merchandise bearing any artwork or other representation which is confusingly similar to or which disparages the Licensed Property (or any element thereof); and

            (c) shall use its best efforts to sell Licensed Products at a price which, in its reasonable, good faith business judgment, represents the best attainable price from its Customers.

      3.8. No Sales Prior to October 1, 1998. Notwithstanding anything to the contrary contained in this Agreement, subject to the final sentence of Subparagraph 25.14 hereinbelow, Licensee shall not sell or distribute, or authorize the sale or distribution of, any Licensed Product manufactured hereunder to a retail or wholesale entity for such entity's receipt anywhere in the Territory prior to October 1, 1998; provided, however, that the foregoing shall not preclude Licensee, in the exercise of its rights licensed pursuant to this Agreement, from showing Licensed Products to its Customers, or taking and booking orders for Licensed Products or undertaking other similar business activities, prior to October 1, 1998 subject to Licensor's prior written consent in each instance and to Licensor's approval rights pursuant to Paragraph 5 hereinbelow and to the provisions of Paragraph 16 hereinbelow.

4.    OBLIGATIONS OF LICENSEE.

      4.1. Marketing Plans. Prior to the manufacture, distribution or sale of any Licensed Product hereunder for the applicable time period to which a "Marketing Plan" (as hereinafter defined) relates, Licensee shall submit Marketing Plans to Licensor for Licensor's written approval in its sole discretion, as follows:

            (a) Submissions to Licensor. On or before the applicable due dates set forth hereinbelow, Licensee shall prepare and submit to Licensor thorough and detailed marketing plans for the manufacture, distribution, Advertising, marketing and sale of Licensed Products on a Sub-Territory by Sub-Territory basis (each such marketing plan a "Marketing Plan" herein). Each Marketing Plan shall contain the "Plan Elements" (as hereinafter defined) for each Sub-Territory, but Licensor's approval rights will not extend to product pricing or discounts provided to any Customer. Licensor's approval of any one Marketing Plan or Quarterly Update shall not be deemed to constitute Licensor's approval of any other Marketing Plan or Quarterly Update; it being the intention of the parties that the Quarterly Updates may contain revisions of the Annual Marketing Plans.

                  (i) Initial Marketing Plan: On or before January 1, 1998, Licensee shall submit a Marketing Plan, for Licensor's written approval, for Licensed Products to be manufactured, distributed and sold from and after October 1, 1998 through December 31, 1999 (the "Initial Marketing Plan"); and

                  (ii) Annual Marketing Plan: On or before March 1st of each Calendar Year of the Term, commencing with March 1, 1999, Licensee shall submit a Marketing Plan, for Licensor's written approval, for Licensed Products to be manufactured, distributed and sold for the next succeeding Calendar Year of the Term (each such annual marketing plan an "Annual Marketing Plan"), notwithstanding when such manufacture, distribution or sale occurs; and

                  (iii) Quarterly Updates: On or before the close of each Calendar Quarter of the Term, commencing with the Calendar Quarter ending March 31, 1998, Licensee shall prepare and submit to Licensor, for Licensor's written approval, a modification of the Annual Marketing Plan showing any actual or projected additions, deletions, modifications or changes (the "Quarterly Updates").

            (b) Plan Elements. Each Marketing Plan shall detail for each Sub-Territory, at least the following components with respect to the applicable time period to be covered thereby (collectively the "Plan Elements"):

                  (i) Brand Management Strategy (for Initial Marketing Plan and Annual Marketing Plans only): a detailed overall strategy on the management of the "STAR WARS" brand in the context of the manufacture, distribution, Advertising and sale of Licensed Products, including, but not limited to, Licensee's ongoing staffing requirements for its SW Toy Team.

                  (ii) Licensed Product Specifications and Ship Dates: a detailed product plan on a SKU-by-SKU basis (including, without limitation, quantities to be manufactured and ship dates), a detailed description of the Licensed Products to be manufactured hereunder, the manufacturing schedule and specific tooling plans for the Licensed Products. Included in the foregoing shall be, without limitation, a detailed product plan and description of all Licensed Products to be created exclusively for specific retail accounts ("Account Specific Merchandise") and any product specifically created for sale to a Customer of Licensee, a Licensee Affiliate or a Sublicensee on an F.O.B. or Ex-Works basis ("F.O.B. Product").

                  (iii) Forecasts: separate, detailed forecasts of sales for Licensed Products (the "Sales Projections") by Sub-Territory, by distribution channel, by Customer, by Licensed Product and by SKU.

                  (iv) Product Pricing List: a complete product pricing list by distribution channel, by customer and by SKU, including, without limitation, for all Licensed Products destined for normal retail distribution channels as well as Account Specific Merchandise and F.O.B. Product, as well as any material deviations from the product pricing for any SKUs from the product pricing list submitted for the immediately preceding Quarterly Updates and/or Annual Marketing Plan, as the case may be.

                  (v) Policies and Procedures: a detailed summary of Licensee's policies and procedures with respect to discounts, product pricing, promotions and sales incentive programs as the same relate to the Licensed Products (and any material changes thereto [e.g., deletions, additions or modifications] of which Licensee has not previously apprised Licensor in writing).

                  (vi) Advertising:

                        (A) Ad Plan: a detailed overall strategy for all Advertising campaigns related to the Licensed Products, the proposed advertising agencies to be engaged in connection with such campaigns and the specific strategic and creative criteria to be given to such advertising agencies in the formulation of such campaigns.

                        (B) Advertisements:

                              (1) Television Advertising: specific details, including type of media (e.g., without limitation, national, local spot, etc.), length, demographics, commencement and expiration dates and media value (including GRP's and TRP's set forth on a weekly basis);

                              (2) Radio Advertising: specific details, including type of commercial, market reach, demographics, length, commencement dates, expiration dates and media value;

                              (3) Print Advertising: specific details of the proposed media, commencement dates, expiration dates, demographics, market reach, circulation and media value;

                              (4) Outdoor Advertising: specific details of the proposed outdoor Advertising exhibited anywhere (e.g., without limitation, roadside benches, billboards, public transportation vehicles, stands and walls);

                              (5) Retail Advertising: specific details, including type of media (in-store displays, materials, signage, roto advertisements, product give-aways, etc.);

                              (6) Consumer Promotions: specific details of proposed promotions which may include sweepstakes, free goods offers, offers to purchase or otherwise receive special products, or "cross promotions" with third parties (e.g., with PepsiCo), or other promotions directed to consumers;

                              (7) Public Relations Efforts: specific details, including the type of media targeted, the specific consumer "message" strategy, and the public relations agency, if any, contracted by Licensee; and

                              (8) Other Media Advertising: specific details of proposed Advertising media other than the forms of media Advertising set forth in Subparagraphs 4.1(b)(vi)(B)(1)-(7) hereinabove, whether such media is now or hereafter known, devised, invented or developed.

                  (vii) Public Relations: to the extent not included in Subparagraph 4.1(b)(vi)(B) hereinabove, specific details of proposed publicity campaigns, event marketing plans, trade and consumer press articles related to the Licensed Products and (subject to seasonality) featured sections devoted entirely to Licensed Products in trade circulars to Customers.

                  (viii) Trade Support: specific details of Licensee's trade support programs for the five (5) key retail Customers in each Sub-Territory, specific descriptions of the P.O.S. proposed to be designed and manufactured hereunder, the proposed channels of distribution at which such P.O.S. will be displayed and the time schedules proposed for such displays, and specific details of each and every Dedicated Retail Space pursuant to Subparagraph 4.6 hereinbelow.

                  (ix) Consumer Research: Licensee's plans for specific consumer research that will be conducted as required pursuant to Subparagraph 4.7 hereinbelow.

                  (x) Retail Marketing: to the extent not included in Subparagraph 4.1(b)(vi)(B) hereinabove, specific details of inventory management, fulfillment and refilling of retail product assortments, stock balancing and retail presentations.

            (c) Adherence to Marketing Plans: Licensee's timely submission of and compliance with each Marketing Plan and each Plan Element approved by Licensor is of the essence of this Agreement.

      4.2. Minimum Sales Levels. Licensee shall exercise good faith commercial efforts to ensure that Net Sales during each time period for which a Marketing Plan is due hereunder will be equal to or exceed the Sales Projections set forth in such Marketing Plan as approved by Licensor for such time period including the Net Sales outlined in Column D of Schedule III for Calendar Years 1999 and 2000 (the "Minimum Sales Levels").

      4.3. Staffing/Overhead. Licensee shall employ a team of individuals whose services shall at all times hereunder be dedicated "exclusively" (i.e., one hundred percent [100%] dedicated) or "primarily" (i.e., more than fifty percent [50%] but less than one hundred percent [100%] dedicated) as hereinbelow denoted as "Exclusively" or "Primarily," respectively, to Licensee's activities hereunder (collectively the "SW Toy Team"). The number of individuals comprising such SW Toy Team shall be subject to the mutual reasonable approval of Licensor and Licensee. All salary, overhead, benefits and expenses of the SW Toy Team and of their support staff will be Licensee's sole cost, expense and responsibility. The SW Toy Team shall consist of at least the following positions, and the individuals occupying such positions shall be subject to Licensor's approval:

            (a) Senior Worldwide SW Toy Brand Executive: a senior executive position with overall responsibility for managing and overseeing Licensee's activities on a worldwide basis in the exercise of Licensee's obligations hereunder (the "Senior Worldwide SW Toy Brand Executive"). (Exclusively)

            (b) Domestic Marketing Executive: an executive position with overall responsibility for the management and oversight of Licensee's marketing efforts in the United States for the Licensed Products, including, without limitation, the implementation of Licensee's specific trade support programs for, and sales relationships with, and all distribution of Licensed Products, to all retail and other Customer accounts in the United States (the "Domestic Marketing Executive").
            (Exclusively)

            (c) International Marketing Executive: an executive position with overall responsibility for the management and oversight of Licensee's marketing efforts outside of the United States for the Licensed Products including, without limitation, the implementation of Licensee's specific trade support programs for, and sales relationships with, and all distribution of Licensed Products to all retail and other Customer accounts in all Sub-Territories outside of the United States (the "International Marketing Executive"). (Primarily)

            (d) Product Development Team: a number of individuals whose services are exclusively dedicated to the design and development of Licensed Products hereunder (the "Product Development Team"). The Product Development Team shall consist of at least a general manager and a minimum of ten (10) designers, sculptors and artists.
            (Primarily)

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.



            (e) Retail Marketing Organization: an in-house staff or third party organization contracted by Licensee, whose primary function will be servicing, throughout each and every Sub-Territory, all retail Customers of Licensee in the coordination of inventory management and product allocations and in the management of the physical presentation of Licensed Products on shelves in retail outlets, as well as performing such other functions customarily performed by retail marketing organizations in the toy industry; provided, however, that for Sub-Territories outside of the U.S. and Canada Licensee shall not be responsible to comply with its obligations pursuant to this Subparagraph 4.3(e) to the extent that a retail Customer prohibits retail marketing representatives from all toy distribution companies from performing such functions in such Sub-Territory for such retail Customer. (Primarily)

            (f) Research Analyst: a full-time research analyst position exclusively dedicated to collating and analyzing all sell-through information relating to the Licensed Products in each such Sub-Territory designated by Licensor and producing weekly updates for Licensor and Licensee of the information so collated and analyzed. (Primarily)

      4.4. Licensor Representative. Licensee acknowledges that Licensor intends to secure the services of a senior executive who will oversee, on Licensor's behalf, Licensee's activities in relation to the exercise of the rights licensed to and obligations assumed by Licensee pursuant to this Agreement (the "Licensor Representative"). [**]

      4.5. Advertising Commitment. In each and every Calendar Year of the Term beginning with Calendar Year 1999, Licensee shall expend in each Sub-Territory hereunder not less than such Ad Spend as Licensor shall have approved as part of the Marketing Plan and Quarterly Updates for such Sub-Territory. The "Ad Spend" shall be defined as the actual, direct, out-of-pocket costs (without any overhead and administrative charges) for the third party creation and placement of Advertising for the sale of Licensed Products, net of all rebates and credits of any kind (however calculated or denominated). Within thirty (30) days for the Sub-Territories of the U.S. and Canada, and within sixty (60) days for the Sub-Territories outside of the U.S. and Canada, following the end of each Calendar Year of the Term, beginning with Calendar Year 1999, Licensee shall submit to Licensor a true and accurate statement setting forth, Sub-Territory-by-Sub-Territory, the actual Ad Spend within each Sub-Territory, and Licensee shall concurrently supply to Licensor documentation sufficient to evidence Licensee's compliance with the requirements of this Subparagraph 4.5. If Licensor requires an English translation of any non-English language documentation, the sixty (60) day period for the applicable Sub- Territory will be extended accordingly. If Licensee fails to expend the full amount of the Ad Spend approved by Licensor for any Sub-Territory then, as liquidated damages for such failure by Licensee, within fifteen (15) business days following the end of the aforementioned thirty (30) or sixty (60) day period, Licensee shall pay to Licensor an amount equal to the shortfall between the amount of Ad Spend approved by Licensor and the actual amount of Ad Spend expended by Licensee for such Sub-Territory.

      4.6. Dedicated Retail Space. On a continuous basis throughout the Term, Licensee agrees to use commercially reasonable efforts to secure a retail space that is one hundred percent (100%) dedicated to the sale of Licensed Products and other toy products based on the Licensed Property (a "Dedicated Retail Space") in ninety percent (90%) or more of the stores that are owned or controlled by any and all of the top five (5) retail Chains in the U.S. Sub-Territory and the top three (3) retail Chains, if any, in each Sub-Territory enumerated in Column A of Schedule III. Each Dedicated Retail Space shall consist of not less than the number of running square feet of space set forth on Schedule IV. Licensee shall cooperate with Licensor and with a designated third party licensee of Licensor concerning toy products based on the Licensed Property in working with retailers to secure such Dedicated Retail Space, and as between Licensee and such third party licensee, Licensee shall be responsible for an amount equal to a pro-rata portion of the costs of each such Dedicated Retail Space in any country of the Territory equal to the ratio that the running square feet of such Dedicated Retail Space utilized by Licensee bears to the total running square feet of such Dedicated Retail Space utilized by both Licensee and such third party licensee.

      4.7. Consumer Research. No less frequently than annually, throughout the Term and with respect to each Sub-Territory, Licensee shall generate such ongoing qualitative and quantitative consumer research concerning the Licensed Products or the Licensed Property as Licensor and Licensee shall mutually agree, and Licensee shall provide Licensor with a copy of all such research.

5.    LICENSOR APPROVALS.

      5.1. Creative Materials. Subject to Subparagraph 5.3 hereinbelow, Licensor will have the right to approve in its sole discretion the following material, in accordance with the procedures set forth in Subparagraph 5.2 hereinbelow:

            (a) the Licensed Products, including, but not limited to, the initial concepts, design documents, scripts, copy, alpha version, beta version, unpainted sculpts, painted sculpts, prototypes and manufacturing samples;

            (b) any and all audio and/or visual materials (including, without limitation, artwork, photographs, images and designs) incorporating any part of the Licensed Property, including, without limitation, initial concepts, preliminary designs and final artwork intended for any uses hereunder (the "Designs"); and

            (c) any and all cartons, containers, packaging, instructions, tags, labeling and wrapping material for the Licensed Products and any and all Advertising and marketing, publicity, promotional and similar materials for the Licensed Products (including, by way of illustration, but not limitation, catalogs, trade advertisements, flyers, sales sheets, labels, package inserts and display materials) which are used in connection with the Licensed Products and which make use of any of the Licensed Property, as well as any trade or other Advertising or similar announcements intended to advise potential customers of the rights acquired by Licensee under this Agreement, whether or not such materials make use of the Licensed Property (collectively the "Advertising Materials").


      All materials submitted in a language other than English will be accompanied by a complete and accurate English translation. Licensee shall ensure that all Licensed Products, in their finished goods form, shall in all material respects reflect and be accurate representations of the prototypes for the Licensed Products as approved by Licensor, and Licensee's failure to do so shall, at Licensor's sole option, be deemed to be a material breach of this Agreement.

      5.2.  Approval Procedure.

            (a)   In General.

                  (i) Marketing Plans: Licensee will submit to Licensor each Marketing Plan (including the Initial Marketing Plan, the Annual Marketing Plans and Quarterly Updates) for Licensor's approval, subject to Subparagraph 25.10 hereinbelow, on or before the dates required pursuant to Subparagraph 4.1 above. If Licensor disapproves all or any part of a Marketing Plan, Licensee shall revise such Marketing Plan (or any Plan Element thereof) and re-submit same to Licensor for its approval again pursuant to this Subparagraph 5.2, until such Marketing Plan (or Plan Element, as the case may be) is approved by Licensor.

                  (ii) Creative Materials: Licensee will submit to Licensor, along with Licensor's Standard Approval Form attached hereto as Exhibit C, the Licensed Products, the Designs, Advertising Materials and Copyright Materials for Licensor's approval, subject to Subparagraph 25.10 hereinbelow, prior to manufacture, printing, production, duplication, distribution, sale or other use by Licensee thereof and each and every modification thereto. If Licensor requires alterations, then such alterations shall be made at Licensee's sole cost and shall be submitted to Licensor for further written approval in accordance with this Subparagraph 5.2. Licensee agrees to strictly adhere to all of Licensor's product approval procedures, and to comply with Licensor's style and legal guides provided to Licensee, and cause all parties with whom Licensee contracts relative to the Licensed Products to do so, and, where necessary, to incorporate changes in compliance therewith. Any modification of any Licensed Product, Design, Advertising Material and/or Copyright Material must be re-submitted in advance for Licensor's written approval as if it were a new Licensed Product, Design, Advertising Material and/or Copyright Material. Licensee agrees not to change the Licensed Product, Design, Advertising Material or Copyright Material, as the case may be, without first submitting to

                  Licensor samples showing such proposed changes and obtaining Licensor's written approval of such samples.

            (b) Licensor's Discretion. Except as otherwise expressly provided in this Agreement, approval and disapproval of all matters for which Licensor's approval is required pursuant to this Agreement shall be at Licensor's discretion, and any product, good or article not so approved in writing by Licensor prior to the manufacture thereof or for which a Marketing Plan has not been approved by Licensor hereunder shall not be a Licensed Product and Licensee shall have no right to manufacture, market, distribute, sell or exercise any other right licensed to it hereunder with respect to such product, good or article. Notwithstanding and without waiver of any other rights or remedies available to Licensor, if any product, good or article not approved by Licensor is manufactured, distributed or sold by Licensee or any third party authorized by Licensee, then Licensor shall have the right to terminate this Agreement subject to and pursuant to the terms of Subparagraph 22.2(a) hereinbelow. Licensor's approval of any Copyright Materials in accordance with Subparagraph 5.2 hereinabove with respect to the Licensed Product shall not be deemed to be approval for the use of any part of such Copyright Materials with respect to another Licensed Product.

            (c) Third Party Sourcing. Licensee shall not have the right to use any artwork or other creative material incorporating elements of the Licensed Property used in connection with the products, goods or articles of third parties (including, without limitation, books, comics and trading cards) without first advising Licensor in writing of the third party which had used such artwork and without first obtaining Licensor's written approval thereof in accordance with this Paragraph 5.

      5.3. Pre-Existing Approvals. Licensor hereby acknowledges and affirms the written approvals given by it in respect of any Licensed Product heretofore approved by Licensor pursuant to that certain agreement between Licensor and Licensee dated as of October 30, 1992, as amended (the "Prior Agreement") with respect to any materials that would constitute Licensed Products, Designs or Advertising Materials hereunder.

6.    ARTWORK AND FILM CLIPS/THIRD PARTY APPROVALS.

      6.1. Artwork and Film Clips. Licensee agrees and acknowledges that, notwithstanding the license granted by Licensor under this Agreement, use of visual materials, audio representations and audiovisual materials relating to the Licensed Property (whether or not supplied by Licensor) (collectively, "Artwork and Film Clips") may require license payments to third parties independent of and unrelated to Licensee's obligations to make payments to Licensor under this Agreement. Examples of such licenses and/or payments include, without limitation, payments to talent, trade unions and guilds, reuse fees, synchronization licenses and residuals. Licensee agrees and acknowledges that Licensee may in addition be required under any applicable talent agreements or collective bargaining agreements to obtain releases from third

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.


      parties, including performers, artists, talent, unions or guilds, for use of Artwork and Film Clips.

      6.2. Third Party Approvals. Licensee shall not have the right to make any use of the Licensed Property, including, without limitation, Artwork and Film Clips, without first obtaining any required third party authorization, release, approval or license, and the prior written approval of Licensor. Licensor agrees that it shall use reasonable efforts to inform Licensee of any third party license or payment of which Licensor has knowledge that is required in connection with any proposed use of the Licensed Property or any Artwork or Film Clips hereunder; provided, however, that Licensor makes no warranty or representation as to the accuracy or completeness of such information and Licensor shall not be liable with respect thereto or with respect to any payment that may be required. Licensee shall be solely responsible for any and all payments required with respect to the use of any Artwork and Film Clips in connection with a Licensed Product and the marketing, Advertising, sale, distribution and/or promotion thereof. All specific uses of any Artwork and Film Clips shall be subject to the prior written approval of Licensor, as provided in Paragraph 5 above. Without limitation of Licensor's rights and remedies in such event, Licensee's failure to comply with this Subparagraph 6.2 shall be deemed to be a material breach of this Agreement.

      6.3. Licensor's Costs. Any and all costs and expenses incurred by Licensor in producing, copying, and duplicating Artwork and Film Clips for Licensee and in shipping, handling and delivering Artwork and Film Clips to Licensee shall be reimbursed and paid to Licensor within thirty (30) days after Licensee's receipt of an invoice therefor. The foregoing reimbursement obligation by Licensee shall apply to any original artwork done at Licensee's request by Licensor, or by third parties under contract to Licensor.

7.    ADVANCE/[**].

      7.1. Advance. Licensee agrees to pay to Licensor, an advance of One Hundred Forty Million Dollars ($140,000,000) payable in the following amounts, at the following times:

            (a) Sixty Million Dollars ($60,000,000) thereof, contingent upon the occurrence of the initial general theatrical release in the United States of Episode I and payable on the U.S. Release Date of Episode I;

            (b) Forty Million Dollars ($40,000,000) thereof, contingent upon the occurrence of the initial general theatrical release in the United States of Episode I and payable on the U.S. Release Date of Episode I;

            (c) Twenty Million Dollars ($20,000,000) thereof, contingent upon the occurrence of the initial general theatrical release in the United States of Episode II and payable on the U.S. Release Date of Episode II; and

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.


            (d) Twenty Million Dollars ($20,000,000) thereof, contingent upon the occurrence of the initial general theatrical release in the United States of Episode III and payable on the U.S. Release Date of Episode III.

      The aforementioned advance is apportioned among Sub-Territories as set forth in Schedule III. The advance for a Sub-Territory shall be recouped only by Royalties payable to Licensor for such Sub-Territory (each such advance apportioned for the applicable Sub-Territory is hereinafter referred to as an "Advance"). Royalties actually paid to Licensor from January 1, 1999 through the U.S. Release Date of Episode I may be credited against and in reduction of the Advances otherwise payable to Licensor pursuant to Subparagraphs 7(a) and 7(b) hereinabove. Royalties paid to Licensor for a Sub-Territory in excess of an Advance for such Sub-Territory shall not be used to reduce the amount of a subsequent Advance payable on release of an Episode subsequent to Episode I. Notwithstanding the above, Licensee shall have the right to delay payment of sums due pursuant to Subparagraphs 7.1(b), 7.1(c) and 7.1(d) hereinabove for up to four (4) months; provided, however, that any such delayed payment shall accrue interest charges from the date due until the date of payment to Licensor at a rate equal to three percent (3%) over the prime lending rate set by the Bank of America N.T.S.A. and such interest shall be payable upon demand; provided, that any such interest paid shall not be recoupable by any Royalties or Advances payable hereunder.

      7.2.  Cross-Collateralization.  For the avoidance of doubt,

            (a) Advances for one Sub-Territory shall not be cross-collateralized by the recoupment of Royalties in another Sub-Territory; and

            (b) For the purpose of determining recoupment of Advances, a sale with respect to a Licensed Product shall be deemed to take place in the Sub-Territory into which Licensee, a Licensee Affiliate or a Sublicensee ships or delivers (or authorizes the shipment or delivery) such Licensed Product to a Customer.

      7.3.  [**]

8.    ROYALTIES.

      8.1. Royalty Percentage. Licensee will pay to Licensor sums ("Royalties") equal to the following applicable percentage of Net Sales ("Royalty Percentage") for each unit of a Licensed Product: [**].

      8.2. Net Sales. "Net Sales" shall be equal to one hundred percent (100%) of all gross amounts derived by Licensee or a Sublicensee (whether or not such Sublicensee is a Licensee Affiliate), as the case may be, from the "sale" (as defined in this Subparagraph 8.2) of each and every Licensed Product hereunder, less only: (a) any and all reasonable and actual trade and promotional discounts and allowances which are shown on an invoice and which do not exceed

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.


      in their totality [**] of the total amount shown on the invoice, and (b) returns supported by credit memos actually issued to a Customer, provided that such returns may not exceed [**] of the total invoiced amount (regardless of whether such returns are the result of return policies, defective products, product warranties, stock balancing, price protection or any other provision or obligation) and further provided that if the Net Sales of any such resold return (in excess of the [**] returns cap mentioned hereinabove) exceeds the original Net Sales therefor, then in addition to the Royalty paid in respect thereof, Licensor shall also be entitled to the applicable Royalty on the difference between the original Net Sales and the Net Sales upon resale of such return. Net Sales shall not be reduced in any other way not specified above in this Subparagraph
      8.2 and [**]. A "sale" shall be defined to occur for a specific Licensed Product in any country of the Territory when the first of any of the following events occurs: (i) the date of the invoice for such Licensed Product actually issued by Licensee, by a Licensee Affiliate or by a Sublicensee to a Customer; (ii) the date of the shipment of such Licensed Product to a Customer of Licensee, of a Licensee Affiliate or of a Sublicensee; or (iii) the date payment is received in respect of such Licensed Product by Licensee, by a Licensee Affiliate or by a Sublicensee from a Customer.

      8.3. Rebates, Discounts, Deductions. Notwithstanding anything to the contrary in Subparagraph 8.2 hereinabove, there shall be no rebates, discounts, allowances, deductions from or reductions to the gross amounts derived by Licensee, a Licensee Affiliate or a Sublicensee with respect to a Licensed Product as a result of the manufacturing, distribution, marketing, promotion or sale of a product, good or article that is not a Licensed Product, and any rebate, discount, allowance, deduction from or reduction to such gross amounts with respect to a Licensed Product shall be no higher on a per unit basis than the lowest rebate, discount, allowance, deduction or reduction granted to a Customer within the previous two (2) Calendar Years for the same volume of any other product, good or article similar to such Licensed Product distributed by Licensee, a Licensee Affiliate or a Sublicensee to such Customer.

      8.4. F.O.B. or Ex Works. Notwithstanding anything to the contrary contained herein or otherwise, with respect to the "sale" (as defined in Subparagraph 8.2 hereinabove) of a Licensed Product on a F.O.B., Ex Works or similar basis (collectively herein "F.O.B."), the applicable Royalty for such Licensed Product shall be as follows:

            (a) In those cases where the Licensed Product is specifically designed as and is intended to be sold as an F.O.B. Product, is sold directly to retailers on an F.O.B. basis and is not sold by Licensee other than on an F.O.B. basis (e.g., the current product line of Galoob Direct, Inc.), then the applicable Royalty for such Licensed Product shall be the product of the Royalty Percentage in Subparagraph 8.1 hereinabove multiplied by one and sixty-seven one hundredths (1.67) (such Royalty hereinafter the "F.O.B. Royalty").

            (b) In those cases where the Licensed Product is offered for sale to a Customer in a Sub-Territory on other than an F.O.B. basis and the same Licensed Product SKU is also sold to the same Customer in the same country on an F.O.B. basis and the number of units of the same Licensed Product SKU that are sold to a Customer in the country on an F.O.B. basis in the applicable Calendar Year do not exceed fifty percent [50%] of the aggregate number of units of such Licensed Product SKU sold to such Customer in such country in the same Calendar Year, then the applicable Royalty for such Licensed Product sold on an F.O.B. basis shall be the Royalty that would have been payable pursuant to Subparagraph 8.1 hereinabove had such Licensed Product been sold to such Customer in such country on other than an F.O.B. basis. In those cases where all the conditions of this Subparagraph 8.4(b) have been met except that the applicable number of units sold on an F.O.B. basis exceed fifty percent (50%) of the applicable aggregated number of units sold, then the provisions of Subparagraph 8.4(d) shall apply.

            (c) In those cases where the Licensed Product is sold on an F.O.B. basis to a Sublicensee for subsequent distribution to a Customer, then the following shall apply:

                  (i) for purposes of this Subparagraph 8.4(c) only, the Sublicensee shall be deemed to be a Customer for purposes of determining when the sale has occurred and the applicable Net Sales, and

                  (ii) the applicable Royalty for such Licensed Product shall be the greater of the F.O.B. Royalty or the Royalty that would be payable pursuant to Subparagraph 8.1 hereinabove if such Sublicensee is not deemed a Customer. For purposes of this Subparagraph 8.4(c), the Royalty shall initially be accounted for and paid as if the Sublicensee is deemed to be a Customer; thereafter, at such time as such Sublicensee sells such Licensed Product to a Customer, Licensee shall reconcile the accounting and payment to Licensor in accordance with the terms of this Subparagraph 8.4(c)(ii).

            (d) In those cases where a Licensed Product is sold on an F.O.B. basis not described in Subparagraphs 8.4(a)-(c) hereinabove, the particular method of sale and the applicable Royalty must be approved in writing by Licensor, it being the intention of the parties that such Royalty will in all cases be equal to the higher of the F.O.B. Royalty or the Royalty that would be payable pursuant to Subparagraph 8.1 hereinabove if such sale were made on other than an F.O.B. basis.

      8.5. Other Consideration. Notwithstanding anything to the contrary contained in this Agreement, if Licensee, a Licensee Affiliate or a Sublicensee shall derive any consideration (other than the Net Sales for a Licensed Product hereunder) for the right to exercise any of the rights licensed to Licensee hereunder, then Licensor shall be entitled to fifty percent (50%) of any such consideration, which shall be payable and accountable to Licensor in accordance with the provisions of this Agreement and when first received by or credited to Licensee, a Licensee Affiliate or a Sublicensee, as the case may be.

      8.6. Bundling Royalty. Licensee shall not have the right to distribute, market or sell (or authorize a third party to distribute, market or sell) any Licensed Product with any other product, good or article (including another Licensed Product) in a single package at a single price ("Bundling") without Licensor's prior written approval of: (a) whether or not such Bundling may occur; (b) the terms and conditions of such Bundling; and (c) Licensor's Royalty in such instance.

      8.7. Evaluation Unit. Any shipment by Licensee, a Licensee Affiliate or a Sublicensee to a Customer of a promotional or evaluation unit ("Evaluation Unit") of a Licensed Product will be deemed Net Sales and shall be calculated at an amount equal to the average invoice amount charged for such Licensed Product for the applicable distribution channel in the applicable Sub- Territory from the time of its initial commercial release until the date of such shipment or, if such Licensed Product has not been commercially released, at an amount equal to the average invoice amount charged for a comparable Licensed Product for the applicable distribution channel in the applicable Sub-Territory from the time of its initial commercial release until the date of shipment of such Evaluation Unit, except to the extent that Licensee has obtained Licensor's prior written consent to exempt a Licensed Product SKU from Licensee's Royalty obligations hereunder.

      8.8. Value-Added Taxes. Calculation of Net Sales shall not include any Value Added Tax ("VAT") or any other tax (except as expressly provided in this Agreement) and accordingly Licensee shall not pass along to Licensor and Licensor shall not bear any VAT or any other tax charges incurred with respect to a Licensed Product.

      8.9. No Waiver. Acceptance of any sums by Licensor by way of Advances, Royalties or otherwise shall not prevent Licensor at any time from disputing or demanding particulars with reference to the amounts due nor shall such acceptance constitute Licensor's waiver of any breach by Licensee of any terms hereof.

      8.10. No Carryover. If the parties agree to an extension of the Term and if, on the expiration of the Term, any Advance shall not have been recouped by the applicable Royalties paid to Licensor, then the shortfall will not be carried forward to any extension of the Term.

      8.11. Warrant.

            (a) Concurrently with the execution of this Agreement, Licensee shall grant to Licensor a warrant (the "Warrant") for the purchase of up to 2,130,000 fully paid and non-assessable shares of the common stock of Licensee following exercise of the Warrant at a per share exercise price equal to $15, subject to adjustment as provided in the Warrant.

            (b) If at any time prior to the termination of the Warrant, Licensee grants any Common Stock, Convertible Securities or Options (as defined in the Warrant) to any officer, director, employee or consultant of Licensee ("EE Stock"), then Licensee shall simultaneously therewith grant to Licensor a warrant ("Springing Warrant"), on the same terms and conditions as the Warrant (except that the exercise price per share of such Springing Warrant shall equal the exercise price per, or the amount paid for each, share of such EE Stock), to purchase that number of shares of Common Stock computed using the following formula:

                  X = .154(B/A)(X+Y)

                  Where:

                  X = The number of shares of Common Stock to be issued to
            Licensor upon exercise of the Springing Warrant

                  Y = The number of shares of Common Stock issued or issuable pursuant to the grant of such EE Stock

                  A = The original number of Warrant Shares (as defined in the
            Warrant)

                  B = The number of Warrant Shares owned by Licensor on the date of such grant of Additional Stock

9.    STATEMENTS AND PAYMENTS.

      9.1. Payment Terms. Licensee will wire transfer (as immediately available funds) to Licensor all sums due to it hereunder for Licensor's receipt thereof within thirty (30) days following the end of each calendar month based on the Net Sales of Licensed Products in such calendar month. Net Sales generated by a Sublicensee (whether or not such Sublicensee is a Licensee Affiliate) shall be reported to Licensor in the calendar month in which such Net Sales are paid or reported to Licensee, whichever first occurs. All payments made to Licensor pursuant to this Agreement will be in United States currency. Late payments will accrue interest charges from the due date through the date of payment at an interest rate equal to three percent (3%) over the prime lending rate set by the Bank of America N.T.S.A., or the maximum legal rate, if such maximum legal rate is lower, and shall be payable upon demand.

      9.2. Remittance of Funds. All compensation amounts stated in this Agreement, including without limitation, Advances and Royalties accrued and/or payable to Licensor pursuant to this Agreement shall be computed, accrued, paid and remitted to Licensor as follows, and Licensee shall bear all costs (including, without limitation, all transactional and transfer costs, points and fees), as follows:

            (a) All Royalties due and payable to Licensor hereunder shall be converted from the local currency of the source country to U.S. Dollars at the rate of exchange published in The Wall Street Journal for such local currency which is in effect on the date payment is due or, if payment is late, then the rate of exchange published in The Wall Street Journal on the date payment is due or the date of actual payment, whichever rate yields the higher amount of U.S. Dollars.

            (b) It shall be Licensee's sole responsibility and expense to obtain the approval of any governmental authorities to take whatever steps that may be required and to comply in all respects with all applicable laws and regulations in order to remit funds to Licensor.

      9.3. Blocked Funds. Royalties are payable to Licensor hereunder on all Net Sales of Licensed Products, regardless of whether monies cannot be converted into U.S. Dollars or cannot be promptly remitted to Licensor in the United States or because any or all of such monies are otherwise restricted due to moratorium, embargo, banking regulations, exchange restrictions or other governmentally-imposed restrictions against such conversion and remittance (such restricted monies the "Blocked Funds").

      9.4. Payment Reports. Within thirty (30) days after the close of each calendar month, Licensee will prepare and deliver to Licensor a Royalty report form in the form attached hereto as Exhibit D, as such form shall be modified by Licensor from time to time, together with all other information required by Licensor hereunder (the "Royalty Report Form"). Commencing with the month of October, 1998, a Royalty Report Form will be due on a calendar monthly basis whether or not Royalties are payable to Licensor hereunder.

      9.5.  Report Information.

            (a) Licensee shall furnish to Licensor, concurrently with the delivery of the Royalty Report Form pursuant to Subparagraph 9.4 hereinabove, a full and complete statement, duly certified by an officer of Licensee to be true and accurate, providing at least the following information:

                  (i) one hundred percent (100%) of all gross amounts derived by Licensee or a Sublicensee (whether or not such Sublicensee is a Licensee Affiliate), as the case may be, from the "sale" (as defined in Subparagraph 8.2 hereinabove) of each and every Licensed Product SKU hereunder, itemized by Licensed Product SKU;

                  (ii) itemization of all allowable deductions, if any, in calculating the Net Sales for each Licensed Product;

                  (iii) the Net Sales for each and every Licensed Product SKU;

                  (iv) the amount of Royalties due to Licensor with respect to such Net Sales;

                  (v) credits for any Advance recoupment or other payments made since the last Royalty Report Form rendered to Licensor hereunder;

                  (vi)  the balance payable;

                  (vii) an itemization of each and every Licensed Product SKU utilizing the name, voice or likeness of such individual previously identified to Licensee by Licensor to whom Licensor has an obligation to pay a participation in proceeds generated by the sale of such Licensed Product and the identification of each and every name, voice or likeness of a character which is embodied in such Licensed Product SKU;

                  (viii) an itemization of all information required by Licensor and previously advised to Licensee for Licensor to calculate any participation referred to in Subparagraph 9.5(a)(vii) hereinabove and/or to render accountings with respect thereto; and

                  (ix) such other pertinent information as Licensor may reasonably request from time to time.

            (b) Each and every item of financial information required to be submitted by Licensee pursuant to Subparagraphs 9.5(a)(i) through 9.5(a)(ix) hereinabove shall be broken down into the following categories: the calendar month to which the statement applies; cumulative from the inception of the Calendar Year to which such statement applies; and cumulative from and after the date of this Agreement to the close of the calendar month to which such statement applies; and such information shall be aggregated as follows:

                  (i) by Sub-Territory (and in each country within such Sub-Territory, if more than one country exists in a Sub-Territory); and

                  (ii) by all Licensed Products throughout the Territory as a whole.

            (c) All amounts to be reported pursuant to Subparagraph 9.5(a) above shall be first stated in the local currency in which the pertinent Net Sales occurred. If several currencies are involved in any reporting category, that category shall be broken down by each such currency. Next to each local currency amount shall be set forth the equivalent amount stated in U.S. Dollars, and the rate of exchange required to be used hereunder in making the conversion calculation.

            (d) Each such statement and Royalty Report Form shall be provided by Licensee, at its sole expense, to Licensor in ASCII format or any other electronic media format as Licensor may reasonably request.

            (e) Upon Licensor's written request, Licensee shall also provide to Licensor such relevant data and information which Licensor shall require to substantiate any Royalty Report Form submitted to Licensor, the proper exercise of the rights licensed to Licensee hereunder and/or the operation and performance of Licensor's duties and obligations hereunder. Such data and information shall be included within the definition of "Licensee's Records" set forth in Subparagraph 11.1 hereinbelow and shall include, without limitation, all sales, manufacturing, distribution and accounting records related to the Licensed Products, all information relating to the inventory of Licensed Products (including components thereof anywhere in the world and "works-in-progress" [as such term is commonly understood in the U.S. toy industry]), all production and sales orders, invoices and bills of lading related to a Licensed Product, and copies of all material contracts and leases between Licensee and any third parties (e.g., without limitation, lenders, manufacturers, vendors, distributors, co-venturers) related to a Licensed Product, to any aspect of Licensor's rights and/or to any aspect of Licensee's obligations hereunder in connection with the manufacture, distribution, marketing, promotion and/or sale of any Licensed Product.

10.   TAXES.

      In addition to any other sums payable hereunder, Licensee agrees that it shall immediately and timely pay or reimburse Licensor for the payment of all amounts imposed as taxes, however designated, arising from or based upon this Agreement or the rights licensed hereunder including, without limitation, all sales, use and value-added taxes, local privilege or excise tax, tariffs, duties, property taxes or assessments, but excluding any taxes based upon Licensor's net income and subject to Subparagraph 8.8 hereinabove. Except as provided in the remainder of this Paragraph 10, no withholding taxes of any kind may be deducted from any Royalties or gross amounts derived with respect to the sale of a Licensed Product. If and only to the extent that Royalties hereunder remitted directly to Licensor are subject to a withholding tax requirement of a country other than the United States, then Licensee is authorized by Licensor to deduct and to withhold from Royalties generated from such country any withholding tax imposed by such country at the local statutory rate or lower income tax convention rate, if applicable; provided, however, that the Royalties due to Licensor with respect to the "sale" (as defined in Subparagraph 8.2 hereinabove) of any particular Licensed Product may not be reduced by withholding taxes from more than one country, that such tax payments made by Licensee on behalf of Licensor may not reduce the amounts payable and paid to Licensor under this Agreement by more than the applicable withholding taxes of the relevant country and, that Licensee shall promptly provide Licensor with notification of and official receipts for all tax payments made on Licensor's behalf pursuant to this Agreement. If, within forty-five (45) days after each payment is made hereunder Licensor has not received either: (a) an

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.



      authenticated withholding tax certificate (stamped by the appropriate tax authority); or (b) written evidence by Licensee (in form satisfactory to Licensor) that Licensee has filed an application to receive a withholding tax certificate from such tax authority, then Licensee shall immediately pay to Licensor an amount equal to the amount previously withheld by Licensee from such payment, divided by 1 minus the applicable withholding tax rate, (e.g.: if the tax withheld was $15, and the withholding tax rate was 15%, then Licensee shall remit to Licensor $15 divided by 85%, or $17.65).

11.   RECORDS AND AUDITS.

      11.1. Licensee's Records. During the Term and for not less than five (5) years following the expiration or termination of this Agreement, Licensee will maintain complete and accurate records of all transactions relating to this Agreement and/or Licensee's obligations hereunder including, but not limited to, the data and information described in Subparagraphs 9.5(a)-(e) hereinabove (collectively "Licensee Records") and Licensee will contractually obligate and cause all Sublicensees and Manufacturers to maintain complete and accurate records of all transactions relating to this Agreement and the Sublicense Agreement or the Manufacturing Agreement, as the case may be, including, but not limited to, the data and information described in Subparagraph 9.5(e) hereinabove.

      11.2. Audits. Licensor or any independent certified public accountant selected by Licensor may from time to time, but not more frequently than two (2) times per Calendar Year, upon reasonable notice and during normal business hours, inspect at Licensee's main headquarters located in the United States any and all Licensee Records. If, upon performing such audit, it is determined that Licensee has underpaid Licensor, Licensee will immediately make full payment under Paragraph 8 hereinabove. If the amount of underpayment exceeds [**] of the payments due Licensor in the period being audited, Licensee will bear all expenses and costs related to such audit in addition to its obligation to make full payment under Paragraph 8 hereinabove. All underpayments and late payments will be subject to interest charges, at the rate specified for late payments in Subparagraph 9.1 hereinabove, calculated from the due date to the actual payment date. The obligation to maintain records and to grant Licensor and Licensor's representatives access to such records shall survive the expiration or earlier termination of this Agreement.

12.   COPYRIGHT AND TRADEMARK NOTICES.

      12.1. Copyright and Trademark Notices. Licensee will place the following notice on each unit of a Licensed Product and on all Advertising, promotional material, packaging and any other material using the Licensed
      Property:

            TM or (R) (if verified in writing by Licensor) & (C) (______) LUCAS. In English or local language: All Rights Reserved. Used under Authorization.)




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
            (      ) First year of Publication.

      If this notice cannot be used due to space limitations, Licensor will supply an alternative notice upon request. Licensee agrees that trademarks arising from the Licensed Property will only be displayed in a form and manner approved by Licensor. Licensor reserves the right to require changes in the required notice if Licensor in its reasonable judgment deems changes required by applicable law. Licensor makes no representations or warranties with respect to the validity or effectiveness of any trademarks in any country of the Territory.

      12.2. First Use. Licensee agrees to provide Licensor with the date of first use of each Licensed Product in each country of the Territory, together with documentation evidencing the first sale or shipment of such Licensed Product. In addition, Licensee shall submit to Licensor at the beginning of each Calendar Year, a statement on Licensor's standard form describing the Licensed Products that are being offered for sale.

13.   OWNERSHIP.

      13.1. Ownership of Copyright Materials. Licensor represents and warrants that it has the right to grant the license granted to Licensee in this Agreement. Licensee acknowledges and agrees that, as between Licensor and Licensee, the Licensed Property is owned solely and exclusively by Licensor, and that Licensee has no rights thereto other than as expressly set forth herein. Further, Licensee acknowledges and agrees that if and to the extent that any Licensed Products, Designs, Advertising Materials, Production Materials or other works are based on derived from the Licensed Property or any part thereof (all of the foregoing to such extent being individually and collectively the "Copyright Materials"), such Copyright Materials will immediately from the inception of creation become the property of Licensor and be owned solely and exclusively by Licensor. Licensor's ownership rights under this Subparagraph 13.1 will include any and all copyrights and any other intellectual property rights in the Licensed Property and in any Copyright Materials; provided, however, that such Licensor ownership rights will not include any Licensee patent, copyright, trademark or other intellectual property that is used by Licensee hereunder on or in connection with products sold by Licensee owned or controlled by Licensee which patent, copyright, trademark or other intellectual property shall be, as between Licensee and Licensor, the property of Licensee to the extent that such intellectual property does not constitute any Licensed Property. Licensor acknowledges and agrees that, as between Licensor and Licensee, Licensee is the owner of all tangible rights in and to any physical inventory of Licensed Products and, subject to Subparagraph 13.2 hereinbelow, in all Production Materials.

      13.2. Ownership of Production Materials. In addition to Licensor's other rights and remedies hereunder, if Licensee is in material breach of this Agreement or if the Agreement, in whole or in part, is terminated prior to the expiration of the Term then, at Licensor's sole option exercisable within ninety (90) days of the termination date by written notice to Licensee, Licensee shall transfer, assign and deliver to Licensor, and shall cause all Sublicensees and

      Manufacturers to transfer and assign to Licensor the full, complete and immediate ownership and possession of any and all physical, tangible tools, molds and printing plates used in the development or production of the Licensed Products created pursuant to this Agreement which reproduce any aspect of the Licensed Property (collectively "Production Materials"), whether or not developed by or on behalf of Licensee, a Licensee Affiliate, a Sublicensee, a Manufacturer or any third party. For any such Production Materials to be purchased by Licensor, Licensor shall pay Licensee an amount equal to ten percent (10%) of Licensee's then remaining net book value of the Production Materials so purchased. Licensee also agrees that upon such termination or expiration of this Agreement, at Licensor's sole discretion and upon Licensor's request, Licensee shall provide to Licensor satisfactory evidence of the destruction of any or all Production Materials not otherwise purchased by Licensor pursuant to this Paragraph 13.2, and that Licensor shall have the right at any time thereafter to enter the premises where the Licensed Products (or their components) are stored or manufactured to take inventory of witness the destruction of and/or take possession of and remove any inventory and/or Production Materials purchased pursuant to this Paragraph 13.2.

      13.3. Assignment of Ownership.

            (a) Assignment by Licensee. Licensee acknowledges that the copyrights and all other proprietary rights in and to the Licensed Property are exclusively owned by and reserved to Licensor. Licensee shall neither acquire nor assert copyright ownership or any other intellectual property right in the Licensed Property or in any derivation, adaptation, variation or name thereof. Without limiting the foregoing, Licensee hereby assigns, and shall contractually obligate all entities with whom it contracts relative to a Licensed Product or Copyright Material to assign to Licensor, all right, title and interest which Licensee or any such other entity may have in the Licensed Property, any Licensed Product or any Copyright Material heretofore or hereafter created by Licensee, such other entity or by any employee of Licensee or such other entity including, without limitation, any copyrights and any other intellectual property rights therein and the goodwill associated therewith. All such new materials shall be included in the definition of "Licensed Property" under this Agreement. Licensee acknowledges that said assignment includes, without limitation, the right on Licensor's part to license such materials outside the Territory during the Term and anywhere thereafter and, upon Licensor's written request, to deliver such materials and all items embodying any Licensed Property used in the manufacture or production of such materials when Licensor determines, in its sole discretion, that they are no longer needed by Licensee for the manufacture, sale or promotion of any Licensed Product.

            (b) Employment for Hire. Licensee acknowledges that the Licensed Property is owned solely and exclusively by Licensor. All Copyright Materials created or developed by any employee of Licensee shall be prepared by such employee as an employee for hire of Licensee under Licensee's sole supervision, responsibility and monetary obligation and shall be on a "work for hire" basis within the meaning of the

            U.S. Copyright Act of 1978, as amended. Licensee has caused or shall cause such Copyright Materials to be "works made for hire" (as that term is understood in the U.S. Copyright Law) within the scope of such employee's employment for Licensee, and such Copyright Materials, and the results and proceeds of such employee's services are freely assignable by Licensee hereunder.

            (c) Assignment of Third Parties. Prior to and as a condition of retaining any third party who is not an employee of Licensee to assist with or contribute to the development or creation of any Copyright Materials, or any part thereof, Licensee, at its sole expense, will obtain from such third party a complete, executed written assignment of all right, title and interest in such Copyright Materials in the form attached hereto as Exhibit E.

      13.4. Further Assurances. During and after the Term, Licensee will assist and cooperate, and will cause all of its employees and contractors to assist and cooperate, with Licensor in all respects, including, without limitation, by executing documents (including the form attached hereto as Exhibit E), by giving testimony, executing documents and taking such further acts reasonably requested by Licensor to acquire, transfer, maintain, perfect and enforce copyright, trademark, trade secret, contract rights and other legal protection for the Licensed Property, any Copyright Materials and/or Production Materials. Further, if Licensee fails to comply with any of the obligations set forth above within ten (10) business days of Licensor's request, Licensee hereby appoints the officers of Licensor as its attorneys-in-fact (which appointment is irrevocable and coupled with an interest) to execute documents on behalf of Licensee and its employees and contractors for this limited purpose. Licensee shall not make any representations or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of the Licensed Property except under the terms of this Agreement. Nothing contained in this Agreement shall give Licensee any right, title or interest in or to the Licensed Property except for the rights licensed hereunder, subject to the terms and conditions hereof.

      13.5. Moral Rights. Licensee hereby, on behalf of itself, its employees and its contractors, irrevocably transfers and assigns to Licensor, and waives and agrees never to assert, any and all "Moral Rights" (defined hereinbelow) Licensee or its or their respective employees or its contractors may have in or with respect to the Licensed Property or in Licensed Products and/or any Copyright Materials.

      13.6. Quality Assurance. Licensee shall ensure that the form, quality and standard of all materials used in connection with the Licensed Products conforms to that of the samples approved by Licensor pursuant to this Agreement and complies with all good manufacturing practices relevant to the Licensed Products including methods of storage and with all laws and regulations relevant to the Licensed Products including any relevant regulations concerning the manufacture, sale or promotion or labeling or marking of such Licensed Products. Any material modifications by or on behalf of Licensee to the Licensed Products previously approved above shall be submitted to Licensor for written approval as if the same were new and without approval.

      13.7. Right To Inspect. Licensee shall allow Licensor and/or its duly authorized representative the right to inspect samples of the Licensed Products during normal business hours and on reasonable notice, and on similar terms shall afford Licensor every reasonable assistance and allow or procure them access to any premises of Licensee or other premises where the Licensed Products are being created or held on behalf of Licensee, for so long as any use is made of the Licensed Property hereunder by Licensee.

      13.8. Recall Of Product. Licensee shall recall immediately, or take other appropriate action, on the written demand of Licensor, that certain Licensed Product is defective and harmful when used as intended and directed and presents a substantial product hazard under the Federal Hazardous Substance Act or the Consumer Product Safety Act or violates any applicable law or regulation, Licensee shall cease the manufacture, distribution and sale of such Licensed Products until such time as such Licensed Products have been corrected to Licensor's reasonable satisfaction. Licensee shall have in place appropriate procedures to ensure that such recall and cessation can be carried out as promptly as practicable.

14.   PROMOTIONAL VALUE, TRADEMARK RIGHTS AND GOODWILL.

      14.1. Promotional Value. Licensee acknowledges that Licensor is entering into the Agreement not only in consideration of the Royalties to be paid, but also for the promotional value to be secured by Licensor for the Pictures as a result of the manufacture, sale and distribution by Licensee of Licensed Products and the Advertising and promotion of the Licensed Products.

      14.2. Trademark License Agreement. Licensee will execute the Trademark License Agreement attached hereto as Exhibit A, and Licensee's use of Licensor Trademarks will be subject to the terms and conditions of the Trademark License Agreement.

      14.3. Goodwill. Licensee recognizes the great value of the goodwill associated with the Licensed Property and acknowledges that such goodwill exclusively belongs to Licensor and that the Licensed Property has acquired a secondary meaning in the mind of the public. Further, any and all goodwill arising from use of the Licensed Property by Licensee, a Licensee Affiliate or a Sublicensee and/or a Manufacturer pursuant to this Agreement will inure to Licensor's sole benefit.

      14.4. Registrations. Except with the written approval of Licensor, Licensee will not register or attempt in any country to register copyrights in, or register as a trademark, service mark, design patent or industrial design, or business designation, any of the Licensed Property, Licensor Trademarks or derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by Licensor or by any Licensor-Related Entities.

      14.5. Unlicensed Use Of Licensed Property. Licensee agrees to give Licensor prompt written notice of any unlicensed use by third parties of any Licensed Property including, without limitation, any Licensor Trademarks, and Licensee agrees that it will not, without Licensor's written approval, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to the Licensed Property or any Licensor Trademarks. Licensee agrees to cooperate with Licensor, and, if necessary, to be named by Licensor as a sole complainant or co-complainant in any action against an infringer of the Licensed Property or Licensor Trademarks in the Territory.

15.   APPROVAL OF MANUFACTURERS.

      15.1. Approval of Manufacturer Agreement. Licensee shall have no right to sublicense the right to manufacture any Licensed Product hereunder to any entity (including to a Licensee Affiliate that is not a Permitted Licensee Affiliate or any other third party) unless and until: (a) Licensor has provided Licensee with its prior written approval of the proposed manufacturer and the terms and conditions of any and all agreements between Licensee and any proposed manufacturer (and any modifications thereof), whether oral or written, for the manufacture of Licensed Products (individually and collectively, the "Manufacturing Agreement");
      (b) such manufacturer shall have executed an Approval of Manufacturer Agreement with Licensor on Licensor's then-current form for such agreement, as such form may be revised by Licensor in its sole discretion from time to time (any such manufacturer approved by Licensor for which an Approval of Manufacturer Agreement is fully executed, a "Manufacturer");
      (c) such Manufacturer shall agree in the Manufacturing Agreement to be fully bound at all times by the terms and conditions of this Agreement applicable to the manufacture of Licensed Products governed by the Manufacturing Agreement; (d) such Manufacturer shall execute a Trademark License Agreement with Licensor; and (e) such Manufacturer shall further agree in such Manufacturing Agreement that Licensor shall be a third party beneficiary thereof. A copy of Licensor's current form of Approval of Manufacturer Agreement is attached hereto as Exhibit F. The manufacture of Licensed Products by any third party shall in no manner whatsoever affect Licensee's obligations hereunder and Licensee shall execute, and ensure that each prospective Manufacturer executes, the Approval of Manufacturer Agreement. Any manufacture of Licensed Products hereunder in violation of this Subparagraph 15.1 shall be a material breach of this Agreement.

      15.2. Enforcement of Manufacturing Agreement. Licensee agrees to include and strictly enforce in each Manufacturing Agreement, all of the terms and conditions of this Agreement relevant to the manufacture of the Licensed Products. Licensee shall advise Licensor of any breach thereof by a Manufacturer and of any corrective action taken by Licensee as well as the results thereof and, at the request of Licensor, shall terminate such Manufacturing Agreement in the event of any such breach, if such breach is not cured within twenty (20) days after Licensee



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
      first becomes aware of such breach, if and to the extent such breach is curable. If Licensee fails to exercise such termination rights by giving written notice to such Manufacturer within ten (10) days after being requested to do so in writing by Licensor, notwithstanding anything to the contrary contained in the Manufacturing Agreement, Licensee hereby appoints Licensor its attorney-in-fact to send a notice of termination in the name of Licensee to such Manufacturer for the purpose of terminating Manufacturing Agreement or any specific rights thereunder, which appointment is irrevocable and coupled with an interest.

16.   CONFIDENTIALITY.

      16.1. Confidential Information. The parties hereto acknowledge and agree that (a) the material terms and conditions contained in this Agreement and/or in any other agreement between Licensor and Licensee related to the Licensed Products; (b) any Marketing Plans, Quarterly Updates and Plan Elements; (c) any project, product, good or article pertaining to any Licensed Product; and (d) any other proprietary financial, marketing, product development, promotional or other information pertaining to the business or operations of Licensee or Licensor are confidential ("Confidential Information"). Without the prior written consent of the party disclosing Confidential Information (the "Disclosing Party"), the recipient of any Confidential Information (the "Recipient") shall neither disclose to any third party (including a Licensee Affiliate) any Confidential Information so disclosed to the Recipient hereunder, nor permit any such third party to have access to such Confidential Information, except to the Recipient's employees, directors, officers and shareholders, attorneys, financial advisors, agents, Sublicensees, Manufacturers and Customers and/or accountants in their capacities as such, if such disclosure is for the purpose of effectuating the terms and conditions of this Agreement, and such individuals or entities are advised in writing of the confidentiality of such Confidential Information and to restrict the use of such Confidential Information to said purpose. The parties' obligations pursuant to this Subparagraph 16.1 shall not apply to any Confidential Information which: (i) was previously known to the Recipient without obligations of confidentiality; (ii) is obtained after the date hereof from a third party which is lawfully in possession of such information and not in violation of any contractual or legal obligations to a Disclosing Party with respect to such information; (iii) is or becomes publicly available or part of public domain through no fault of the Recipient or of its employees; or (iv) is the minimum amount required to be publicly disclosed in order to comply with any applicable law, regulation, stock exchange rule, subpoena or valid order of a court of competent jurisdiction.

      16.2. Licensor Information. Notwithstanding, and without limitation of the foregoing terms of Subparagraph 16.1 hereinabove, Licensee expressly acknowledges and agrees that any and all information and material concerning or pertaining to the following are confidential and proprietary to Licensor (collectively "Licensor Information"): (a) any script, concept, schedule of Licensor or of any Licensor-Related Entity (including, without limitation, any pre-production, production or post-production schedule or release schedule for any Prequel or for any derivative work thereof); (b) any term or condition of any agreement between Licensor and any individual or entity relating to any Picture (including, without limitation, any talent agreement); and (c) any Copyright Material and/or any Production Material (including without limitation, any artwork, design or prototype created for any Licensed Product or any Copyright Material). Licensee further acknowledges and agrees that pursuant to this Agreement, Licensee may have access to Licensor Information and that, except as otherwise expressly provided in this Subparagraph 16.2, Licensee shall not use, copy or disclose, or authorize or permit the use, copy or disclosure of, any Licensor Information in whole or in part in any manner or to any person, firm, enterprise, organization, corporation or entity unless authorized in advance in writing by Licensor. Licensee agrees and acknowledges that Licensor's sole purpose in disclosing Licensor Information to Licensee or allowing Licensee access to Licensor Information is for the sole purpose of aiding Licensee in performing its obligations hereunder. Licensee shall receive and hold, and shall contractually obligate and cause all entities with whom it contracts relative to the Licensed Products to maintain, all Licensor Information and Confidential Information in the strictest confidence and Licensee acknowledges, represents, warrants and agrees to use its best efforts to protect the confidentiality of all Licensor Information and Confidential Information. Furthermore, Licensee will not disclose any Licensor Information to any third party for any purpose (including the exercise of its rights or performance of its obligations) unless Licensor otherwise agrees or such third party has executed a written confidentiality agreement in form and substance acceptable to Licensor, which confidentiality agreement, inter alia, shall restrict the use of any Licensor Information to the minimal extent necessary to effectuate the terms and conditions of this Agreement as they apply to such third party and requires such third party to use its best efforts to maintain all Licensor Information in the strictest confidence. Licensee's obligations pursuant to this Subparagraph 16.2 shall not apply to any Licensor Information which: (i) is authorized in writing by Licensor to become publicly known; (ii) is rightfully received from a third party authorized by Licensor to receive such information without restriction and without breach of this Agreement; or (iii) is the minimum amount required to be publicly disclosed in order to comply with any applicable law, regulation, stock exchange rule, subpoena, or valid order of a court of competent jurisdiction.

      16.3. Publicity or Announcements. Without limitation of the foregoing and notwithstanding anything to the contrary contained in this Agreement or otherwise, no announcements, press releases, or publicity about the existence or any terms of this agreement, the relationship of the parties or about the rights relating to the Licensed Products to be exercised hereunder shall be made or authorized to be made by Licensee or a Licensee Affiliate without the prior written approval of Licensor in each instance.

      16.4. Rights of Publicity. Except as expressly set forth herein, Licensee acquires no right to use and will not use without Licensor's prior written approval the characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of Licensor or any Licensor-Related Entities in any Advertising, publicity or promotion, to express or imply any endorsement by Licensor or any Licensor-Related Entities of Licensee's services or products, or in any other manner except as expressly authorized in this Agreement. The foregoing provision shall survive expiration or termination of this Agreement.

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.



17.   PRODUCT SAMPLES.

      Upon commercial release of each version of a Licensed Product SKU (including each language version or modified version) by or for Licensee, Licensee will furnish to Licensor [**] the following items:

            (a) one hundred (100) samples of each United States version of a Licensed Product SKU and six (6) samples of all versions and variations of such SKU created for separate countries, as well as all containers, tags, labels and packaging provided that if the minimum selling price of such SKU is Twenty-Five U.S. Dollars (U.S. $25) or more, the number of samples shall be reduced in half;

            (b) twenty (20) samples of all Advertising, promotional and display materials referencing each version of the Licensed Product SKU; and

            (c) five (5) videocassette copies of any film or video Advertising Material for each and every Licensed Product SKU.

      If Licensor requests additional items, Licensee will supply to Licensor such samples at Licensee's direct out-of-pocket cost of manufacture. For the avoidance of doubt, Licensor shall not be entitled to a Royalty hereunder in respect of a Licensed Product distributed to Licensor pursuant to this Paragraph 17.

18.   INTENTIONALLY DELETED.

19.   REPRESENTATIONS AND WARRANTIES.

      19.1. Licensee.  Licensee represents and warrants that:

            (a) Galoob Toys, Inc. has the full power and authority to enter into this Agreement on behalf of itself and all Permitted Licensee Affiliates and that Galoob Toys, Inc. and all Permitted Licensee Affiliates have the full power and authority to perform all of Licensee's obligations pursuant to this Agreement;

            (b) it is and shall remain throughout the term a corporation in good standing in the jurisdiction of its incorporation;

            (c) it will not harm or misuse the Licensed Property or bring the Licensed Property into disrepute;

            (d) it will not create any expenses chargeable to Licensor without the prior written approval of Licensor;

            (e) it will comply in all material respects with all laws and regulations relating or pertaining to the manufacture, production, distribution, sale, Advertising and use of the Licensed Property, the Licensed Products and Copyright Materials, and will maintain the highest quality and standards of Licensee as of the date of this Agreement;

            (f) it will diligently and continuously at all times throughout the Term market and distribute the Licensed Products in each of the following Sub-Territories enumerated in Schedule III: 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 20, 21, 22, 23, 24, 25, 26, 28, 29, 30 and
            35;

            (g) each Licensed Product will be of good quality in design, material and workmanship and will be suitable for their intended purpose and that no injurious, deleterious, or toxic substances will be used in or on any Licensed Product;

            (h) the Licensed Products will not cause harm when used as instructed and with ordinary care for their intended purpose; and that the Licensed Products will be manufactured, sold, and distributed in compliance with all applicable laws and regulations; and

            (i) each and every Permitted Licensee Affiliate set forth in
            Schedule I meets the definition of a Licensee Affiliate in Subparagraph 24.44 hereinbelow.

20.   INDEMNITIES.

      20.1. By Licensor. Subject to Subparagraph 20.3 hereinbelow, Licensor shall indemnify and hold harmless Licensee from any and all loss, liability, damage, cost or expense (including reasonable counsel fees and costs, whether or not in connection with litigation) to the extent arising out of any claims or suits brought or made against Licensee by reason of the warranty made by Licensor in the first sentence of Subparagraph 13.1 above. Licensor's indemnity obligation shall be conditioned upon Licensee's prompt written notice, cooperation and assistance to Licensor relative to any such claim or suit. Licensor shall have the option to undertake and conduct the defense of any suit so brought. If Licensor undertakes such defense and Licensee nevertheless retains its own counsel to monitor such defense, Licensee shall be solely responsible for the fees and any other expenses related to such counsel. Licensee shall not, however, be entitled to recover for lost profits.

      20.2. By Licensee. Except for Licensor's obligations under Subparagraph
      20.1 above, Licensee shall indemnify and hold harmless Licensor and all "Licensor-Related Entities" (as hereinafter defined) from any and all loss, liability, damage, cost or expense (including reasonable counsel fees and costs, whether or not in connection with litigation) arising out of any claims or suits brought or made against Licensor or any Licensor-Related Entities arising out of or in connection with:

            (a) any activities of Licensee related to this Agreement or to any of the matters herein contained;

            (b) any alleged defects or inherent dangers in the Licensed
            Products;

            (c) any breach or alleged breach by Licensee of any warranty, covenant or obligation contained in this Agreement;

            (d) any infringement or violation of any copyrights, patents, trademarks, trade secrets or other intellectual property or proprietary rights of any third party in connection with the Licensed Products, Designs, Advertising Materials or any other materials based on or derived from the Licensed Property;

            (e) libel, slander, or other forms of defamation arising out of or connected with any activities of Licensee, a Licensee Affiliate or a Sublicensee related to this Agreement;

            (f) plagiarism, piracy or unfair competition resulting from the alleged unauthorized use of titles, formats, ideas, characters, plots, performers, or other material arising out of or connected with any activities of Licensee, a Licensee Affiliate or a Sublicensee related to this Agreement; and/or

            (g) breach of contract, implied in fact or in law, resulting from the alleged submission, acquisition or use of program, musical or literary material used by Licensee.

      Licensee's indemnity obligation shall be conditioned upon Licensor's prompt written notice, cooperation and assistance to Licensee relative to any such claim or suit. Subject to Licensor's prior written approval, Licensee shall have the option to undertake and conduct the defense of any suit so brought, provided that, in addition, Licensee's selection of counsel shall be subject to Licensor's prior approval, and further, provided, that Licensee regularly consults with Licensor regarding such defense. Licensee will not enter into any settlement of any claims or suits without the prior written approval of Licensor. If Licensee undertakes such defense and Licensor nevertheless retains its own counsel to monitor such defense, Licensor shall be solely responsible for the fees and any other expenses related to such counsel. Licensee shall not at any time defend on its own behalf any action arising directly or indirectly from any claim that the Licensed Property (or any element of it) infringes or otherwise violates any rights of any third party. This agreement to indemnify shall survive the expiration or earlier termination of this Agreement.

      20.3. Trademarks and Copyrights. Notwithstanding anything to the contrary contained in this Agreement or otherwise, no warranty or indemnity, express or implied, is given by Licensor with respect to any liability or expense arising from any claim that use of the Licensed Property or any Licensor Trademark or copyright on or used in connection with the Licensed Products hereunder or any packaging, Advertising or promotional material is registered, registrable, or infringes on any trademark or other intellectual property right of any third party or otherwise constitutes unfair competition. Without limitation of the foregoing, title, character and place names may or may not be registered trademarks or trademarks in the United States and other countries in the classes covering Licensed Products and Licensor makes no representations with respect thereto. It is expressly agreed that it is Licensee's sole responsibility to carry out such investigations as Licensee may deem appropriate to establish that Licensed Products, Copyright Materials, packaging, promotional and Advertising Material which are manufactured or created hereunder, including any uses made of any Licensed Property, do not infringe such right of any third party and Licensor shall not be liable to Licensee if such infringement occurs.

      20.4. Notification. Licensee and Licensor agree to give each other prompt written notice of any claim or suit which may arise under the indemnity provisions set forth above. Without limiting the foregoing, Licensee agrees to give Licensor written notice of any product liability claim made with respect to any Licensed Product within seven (7) days of Licensee's receipt of the claim.

      20.5. Intellectual Property Protections. Licensee shall assist Licensor (subject to Licensee's indemnity hereunder), to the extent reasonably necessary, in protecting any of Licensor's rights to the Licensed Property. Licensor may commence or prosecute any claims or suits in its own name or (with the approval of Licensee, which approval will not be unreasonably withheld) in the name of Licensee or may join Licensee as a party thereto. In the event Licensee becomes aware of an apparent infringement of the Licensed Property by any third party, Licensee shall notify Licensor within ten (10) days of receiving such information. Licensor and Licensee will discuss the appropriate enforcement steps and which steps are taken shall be determined by Licensor in its sole discretion. If Licensor declines to participate in or otherwise pursue any enforcement, Licensee may take steps to do so, provided that Licensee first obtains Licensor's prior written approval. Licensee in such circumstances agrees to provide current reports regarding the status of any action or negotiations concerning such alleged infringing activity, and shall proceed in consultation with Licensor and Licensor's counsel. Licensee's choice of counsel in any such proceeding shall be subject to Licensor's prior written approval. Licensee shall not settle or compromise any claim without Licensor's prior written approval. Should Licensee recover any sums from the alleged infringer, it shall be entitled to retain the proceeds of any such actions to the extent of Licensee's out-of-pocket expenses for the proceeding, and the remainder will be shared equally between Licensee and Licensor. If Licensor takes any action in protection of any rights licensed to Licensee hereunder, then Licensee shall reimburse Licensor fifty percent (50%) of any and all costs and expenses related to any such action (including, without limitation, attorneys' fees and costs, whether or not in connection with litigation) within thirty (30) days following its receipt of invoices for such payments due. Late payments will accrue interest charges from the due date through the date of payment at an interest rate equal to three percent (3%) over the prime lending rate set by the Bank of America N.T.S.A., or the maximum legal rate, if such maximum legal rate is lower, and shall be payable upon demand. In the event any monies are recovered from any such action which are in

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.



      excess of Licensor's costs and expenses, then such monetary recoveries shall be shared equally between Licensor and Licensee.

21.   INSURANCE.

      21.1. Insurance. Licensee will, commencing October 1, 1998 and continuing throughout the Term and for a period no less than three (3) years following the expiration or termination of this Agreement, maintain insurance obtained from a reputable carrier with a Best's rating of "A" or better naming Licensor and George W. Lucas, Jr. and all other Licensor-Related Entities as additional insureds in the amounts, for the purposes set forth in and in accordance with this Paragraph 21, covering any and all claims brought anywhere in the world relating to the Licensed Products, as follows:

            (a) Product Liability and Advertising Injury Liability. Licensee will carry Product Liability and Advertising Injury Liability Insurance covering any and all claims, demands and causes of action for personal injury or property damage arising out of or purporting to arise out of any defects in or failure to perform by any Licensed Product or arising out of or purporting to arise out of any Advertising Material and/or any physical or intangible material used in connection therewith in a minimum amount of [**] combined single limit for each occurrence for personal injury and property damage.

            (b) Standard Error and Omissions. Licensee will carry coverage commonly known as Standard Errors and Omissions which will include but not be limited to claims arising out of:

                  (i) invasion or infringement of or interference with the right of privacy or publicity, whether under common law or statutory law;

                  (ii) infringement of copyright or trademark, whether under statutory or common law;

                  (iii) libel, slander or other forms of defamation;

                  (iv) plagiarism, piracy or unfair competition resulting from the alleged unauthorized use of titles, formats, ideas, characters, plots, performers, or other material; or

                  (v) breach of contract, implied in fact or in law, resulting from the alleged submission, acquisition or use of program, musical or literary material used by Licensee.

Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.



      The amount of coverage under the Standard Errors and Omissions policy shall be a minimum of [**].

      21.2. Notification. Each policy shall provide for prompt written notice (not to exceed thirty [30] days) to Licensor from the insurer by registered mail, return receipt requested, in the event of any material modification, cancellation or termination of such policy. Licensee will furnish to Licensor within thirty (30) business days after the date of execution of this Agreement a Certificate of Insurance naming Licensor and George W. Lucas, Jr. and all other Licensor- Related Entities as additional insureds on each of the above named policies. Licensee's compliance with this Subparagraph 21.2 in no way limits Licensee's indemnity obligations, except to the extent that Licensee's insurance company actually pays Licensor amounts which Licensee would otherwise be obligated to pay Licensor.

22.   EXPIRATION AND TERMINATION.

      22.1. Term. This Agreement will continue in full force and effect during the Term, unless terminated earlier in accordance with the provisions of this Agreement, except with respect to those matters which by the terms of this Agreement or by their nature survive termination or expiration.

      22.2. Events of Termination. Without prejudice to any other right or remedy available to Licensor, Licensor will have the right to terminate this Agreement immediately upon written notice to Licensee:

            (a) if Licensee materially breaches any of the terms of this Agreement and, if such breach is curable, such breach is not corrected within twenty (20) days after Licensor sends Licensee written notice thereof (or, in the event of a curable breach which cannot be corrected within twenty [20] days, if Licensee fails to commence such correction within twenty [20] days and thereafter diligently prosecutes it to completion);

            (b) if Licensee becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due, or makes any assignment for the benefit of creditors, or files a petition in bankruptcy, or is adjudged bankrupt, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term; provided, however, that if Licensee becomes the subject of a voluntary or involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, then only if such petition or proceeding is not dismissed within sixty (60) days of filing;

            (c) if Licensee is not permitted or is unable to operate Licensee's business in the usual manner, or is not permitted or is unable to provide Licensor with assurance reasonably satisfactory to Licensor that Licensee will so operate Licensee's business, as debtor in possession or its equivalent, or is not permitted or is unable to otherwise meet any of Licensee's obligations under this Agreement or to provide Licensor with assurance satisfactory to Licensor that Licensee will meet such obligations; or

            (d) if Licensee attacks the title of Licensor in and to any Licensed Property (including, without limitation, any copyright or trademark pertaining thereto) or Licensee attacks the validity of any license granted hereunder.

      22.3. Effect of Expiration or Termination.

            (a) Cessation and Delivery. Upon the expiration or earlier termination of this Agreement, subject to Subparagraph 22.3(c) hereinbelow:

                  (i)   Licensee shall:

                        (A) immediately cease and cause the cessation of all of its activities hereunder respecting the Licensed Property including, without limitation, the design, development, manufacture, sale, Advertising, marketing and distribution of Licensed Products and, within thirty
                        (30) days after such expiration or termination, send Licensor a complete inventory report of Licensed Products; and

                        (B) comply with the provisions of Subparagraph 13.2 hereinabove.

                  Licensee shall have no further right to exercise any of the rights licensed hereunder or otherwise acquired in relation to this Agreement. Licensee agrees that its failure to stop in all respects the manufacture, sale and/or distribution upon the termination of this Agreement will result in immediate irreparable damage to Licensor for which there is not adequate remedy at law, and in the event of such failure by Licensee, Licensor shall be entitled to injunctive relief in addition to its other rights and remedies in such event. Licensor shall be entitled to recover from Licensee, in addition to any other remedies in the event of default, reasonable attorneys' fees, costs and expenses, including collection agency fees incurred by Licensor in the enforcement of any provision hereof. Licensor's exercise of any of the foregoing remedies shall not operate as a waiver of any other rights or remedies which Licensor may have.

                  (ii) Licensee shall immediately cancel or terminate all contracts, orders and requests for the manufacture, sale, distribution or supply of any goods or services which involve or may lead to any use, application or exploitation of the any Licensed Product or the rights herein licensed or any part thereof.

            (b) Reversion of Rights. Upon the expiration or earlier termination of this Agreement, subject to Subparagraph 22.3(c) hereinbelow, all rights licensed to Licensee hereunder will immediately revert to Licensor, Licensor may exploit such license rights itself or grant such rights to any third party.

            (c) Limited Sell-Off Rights. Licensee shall have the non-exclusive right, for a period of ninety (90) days after expiration or earlier termination of this Agreement (the "Sell-Off Period") to dispose of its inventory of Licensed Products "in hand" (as such term is commonly understood in the U.S. toy industry), which Licensed Products are manufactured during the Term pursuant to orders actually received by Licensee from its retail Customers prior to the close of the Sell-Off Period (the "Final Orders"); provided, however, that:

                  (i) this Agreement has not been terminated for Licensee's breach or any other reason set forth in Subparagraph 22.2 hereinabove;

                  (ii) Licensee shall not manufacture (or authorize or permit the manufacture of) Licensed Products after the expiration of the Term;

                  (iii) Licensee shall not distribute or sell (or authorize or permit the distribution or sale of) Licensed Products after the expiration of the Sell-Off Period;

                  (iv) Licensee shall only distribute and sell Licensed Products in amounts necessary to fulfill such Final Orders;

                  (v) Licensee shall not manufacture (or authorize or permit the manufacture of) Licensed Products in excess of amounts set forth in the Marketing Plan approved by Licensor for the applicable time period hereunder;

                  (vi) Licensor has the right to pre-approve the amounts of each and every Licensed Product SKU manufactured hereunder and to be distributed during the Sell-Off Period; and

                  (vii) Royalties are paid and statements are furnished to Licensor hereunder with respect to such Sell-Off Period.

            (d) Return of Confidential Information and Licensor Information. Upon termination or expiration of this Agreement, each party will immediately return all Confidential Information (and, in the case of Licensee all Licensor Information) received from the other party that is in such party's possession or control, and an officer of such party will certify to the other party in writing that such party has done so.

            (e) Payments. Upon termination of this Agreement or upon expiration of the Sell- Off Period, all monies owed Licensor will become immediately due and payable by Licensee to Licensor.

      22.4. No Damages for Termination. Licensor will not be liable to Licensee for damages of any kind, including incidental or consequential damages, on account of the expiration or rightful termination of this Agreement in accordance with the terms and conditions of this Agreement. Licensee waives any right it may have to receive any compensation or reparations on account of expiration or rightful termination of this Agreement by Licensor in accordance with the terms and conditions of this Agreement, other than as expressly provided in this Agreement. Without limiting the generality of this Subparagraph 22.4, Licensor will not be liable to Licensee, on account of such termination or expiration, for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either party or for any other reason whatsoever based upon or growing out of such termination or expiration.

23.   RESERVED RIGHTS.

      Notwithstanding anything to the contrary contained in this Agreement, Licensor retains all rights not expressly licensed to Licensee pursuant to this Agreement, including, without limitation, the exclusive right to license to Licensee or to any third party the right to manufacture, market, conduct Advertising, distribute or sell any Licensed Product in connection with any Premiums, giveaways, promotional arrangements and, in this connection, if Licensee is selected by Licensor or by its designee to manufacture, market, distributed or sell Licensed Products as part of such arrangement, then Licensee shall supply such Licensed Product or to Licensor or its designee at an amount equal to the lowest price given by Licensee or any Sublicensee to any Customer for the same or comparable Licensed Product.

24.   DEFINITIONS.

      24.1. "Account Specific Merchandise" has the meaning set forth in Subparagraph 4.1(b)(ii) hereinabove.

      24.2. "Ad Spend" has the meaning set forth in Subparagraph 4.5 hereinabove.

      24.3. "Advance" has the meaning set forth in Paragraph 7 hereinabove.

      24.4. "Advertising" means the solicitation and/or commercial enticement for the sale of any product, good or article by means of television, radio, print media, outdoor, Internet or by any other means, whether now or hereafter known, devised, invented or developed.

      24.5. "Advertising Materials" has the meaning set forth in Subparagraph 5.1(c) hereinabove.

      24.6. "Annual Marketing Plan" has the meaning set forth in Subparagraph 4.1(a)(ii) hereinabove.

      24.7. "Artwork and Film Clips" has the meaning set forth in Subparagraph
      6.1 hereinabove.

      24.8. "Blocked Funds" has the meaning set forth in Subparagraph 9.3 hereinabove.

      24.9. "Bundling" has the meaning set forth in Subparagraph 8.6 hereinabove.

      24.10. "Calendar Quarter" means any of the following applicable consecutive successive three (3) month period during a Calendar Year:
      January 1 through and including March 31, April 1 through and including June 30; July 1 through and including September 30; and October 1 through and including December 31.

      24.11. "Calendar Year" means the time period from January 1 through and including December 31 of the same successive consecutive twelve (12) month period, except with respect to 1998 for which "Calendar Year" means the time period from October 1, 1998 through and including December 31, 1998.

      24.12."Chain" means a group of twenty (20) or more retail store outlets.

      24.13."Classic Trilogy" has the meaning set forth in Subparagraph 24.43(a)(i) hereinbelow.

      24.14. "Closeout Stores" means Retail Entities that offer for sale a majority of their inventory initially on a so-called "closeout" basis (as such terms are customarily understood in the U.S. toy industry). For purposes of this Agreement, KayBee Toys, as it practices business as of the date of this Agreement, does not constitute a Closeout Store.

      24.15. "Confidential Information" has the meaning set forth in Subparagraph 16.1 hereinabove.

      24.16."Copyright Materials" has the meaning set forth in Subparagraph 13.1 hereinabove.

      24.17. "Customer" means an entity that is not a Licensee, a Licensee Affiliate (including any Permitted Licensee Affiliate) or a Sublicensee, except as provided in Subparagraph 8.4(c) hereinabove.

      24.18."Dedicated Retail Space" has the meaning set forth in Subparagraph
      4.6 hereinabove.

      24.19."Designs" has the meaning set forth in Subparagraph 5.1(b) hereinabove.

      24.20."Disclosing Party" has the meaning set forth in Subparagraph 16.1 hereinabove.




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Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.



      24.21. "Dump" means to distribute a Licensed Product in a manner which disparages the Licensed Property, and/or materially diminishes the value of Licensor's goodwill, business opportunities, trademark or tradename rights pursuant to any applicable laws in the relevant country of the Territory.

      24.22. "Electronic Retailers" means retailers that market and sell products to consumers primarily through electronic media, including, without limitation, by means of television (such as, without limitation, QVC, HSN) or Internet.

      24.23. INTENTIONALLY OMITTED.

      24.24."Episode I" has the meaning set forth in Subparagraph 24.43(a)(ii) hereinbelow.

      24.25. "Episode I Outside Date" has the meaning set forth in Subparagraph 2.1(a) hereinabove.

      24.26."Episode II" has the meaning set forth in Subparagraph 24(a)(ii) hereinbelow.

      24.27. "Episode II Outside Date" has the meaning set forth in Subparagraph 2.1(b) hereinabove.

      24.28."Episode III" has the meaning set forth in Subparagraph 24(a)(ii) hereinbelow.

      24.29. "Episode III Outside Date" has the meaning set forth in Subparagraph 2.1(c) hereinabove.

      24.30."Evaluation Unit" has the meaning set forth in Subparagraph 8.5 hereinabove.

      24.31. "Event Window" means a minimum four (4) week period associated with the theatrical release of a Picture, the video release of a Picture, the Christmas Holiday, or other key promotional event.

      24.32."Excluded Distribution Channels" has the meaning set forth in
      Schedule V hereinbelow.

      24.33."Final Orders" has the meaning set forth in Subparagraph 22.3 hereinabove.

      24.34."F.O.B. Product" has the meaning set forth in Subparagraph 4.1(b)(ii) hereinabove.

      24.35."F.O.B. Royalty" has the meaning set forth in Subparagraph 8.4(a) hereinabove.

      24.36. [**]




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
      24.37. "Highly Developed" means the following Sub-Territories: U.S., Canada, U.K., France, Germany, and Japan.

      24.38."Initial Marketing Plan" has the meaning set forth in Subparagraph 4.1(a)(i) hereinabove.

      24.39."Intermediate Vehicles" has the meaning set forth in Schedule II hereinbelow.

      24.40. "International Marketing Executive" has the meaning set forth in Subparagraph 4.3(c) hereinabove.

      24.41. "Internet" means the computer-generated, computer-mediated or computer-assisted transmission, reception, recordation or display arising from any network or other connection of instruments or devices now known or hereafter invented capable of transmission, reception, recordation and/or display (such instruments or devices to include, without limitation, computers, laptops, cellular or PCS telephones, pagers, PDAs, wireless transmitters or receivers, modems, radios, televisions, satellite receivers, cable networks, smart cards and set- top boxes).

      24.42. "Licensed Products" means those products, goods and articles, within the enumerated categories set forth in Schedule II attached hereto, and which are based on or incorporating elements of the Licensed Property.

      24.43. "Licensed Property" means, subject to the terms, conditions and restrictions contained in Licensor's or any Licensor Related Entity's agreements with persons, firms or entities rendering services or granting rights,

            (a) the original titles, designs, character names and likenesses, dialogue, music and sound effects, words, symbols, logographics and the footage, photographs, artwork, visual representations of the props, costumes, sets, special effects and any other original creative elements) which appear in, have become directly associated with, and as are depicted in, the following motion pictures:

                  (i) those certain previously released theatrical motion pictures (and the special editions thereof released theatrically in 1997) entitled "STAR WARS: EPISODE IV - A NEW HOPE," "STAR WARS: EPISODE V - THE EMPIRE STRIKES BACK" and "STAR WARS: EPISODE VI - RETURN OF THE JEDI" (the "Classic Trilogy"); and/or

                  (ii) each of the first three succeeding prequel theatrical motion pictures to the Classic Trilogy tentatively entitled "Episode I," "Episode II" and "Episode III," respectively (each such prequel theatrical motion picture a "Prequel" herein).

            (Classic Trilogy and the Prequels are jointly, severally and collectively referred to as the "Picture[s]");

            (b) such original titles, designs, character names and likenesses, dialogue, music and sound effects, words, symbols, logographics, photographs, artwork, visual representation of the props, costumes, sets, special effects, and any other original creative elements which do not exist in the Pictures but which are embodied in games, novels, comics, videogames, television programs or series (whether live or animated) based on and derived from the Pictures, to the extent of Licensor's right to grant the rights licensed to Licensee pursuant to Paragraph 1 hereinabove (collectively "Spin-Off Properties"); and

            (c) such original trademarks, tradenames, servicemarks and servicenames owned by Licensor and arising out of and which have become directly associated with the Pictures, to the extent of Licensor's rights in each applicable country of the Territory under such country's applicable trademark laws, including, but not limited to, those specified in Schedule VI (the "Licensor Trademarks").

      24.44. "Licensee Affiliate" means any entity other than Licensor that is directly or indirectly controlled by, under common control with or that controls Licensee (including, without limitation, any Permitted Licensee Affiliate). For purposes of this definition of "Licensee Affiliate," an entity will control another entity, or be deemed to control another entity, if such entity: (a) has the ability to elect a majority of the directors, trustees (or other managers) of such other entity; (b) is a general partner or joint venturer of such other entity; (c) directly or indirectly holds (or has power to vote) twenty percent (20%) or more of the economic interests of such other entity; or (d) directly or indirectly holds (or has power to vote) five percent (5%) or more of the voting equity interests of such other entity (except for an investment fund which holds such voting equity interests).

      24.45. "Licensee's Records" has the meaning set forth in Subparagraphs 9.5(e) and 11.1 hereinabove.

      24.46. "Licensor Channel" means an outlet and/or method of distribution or delivery of any products, goods or articles (including, without limitation, through catalogs, direct mail, Internet and/or fan clubs), which outlet and/or method of distribution or delivery is owned or controlled (in whole or in part) or licensed by Licensor or by any Licensor-Related Entity.

      24.47."Licensor Information" has the meaning set forth in Subparagraph
      16.2 hereinabove.

      24.48. "Licensor-Related Entities" means George W. Lucas, Jr. and all of Licensor's present and future affiliated, related and/or subsidiary entities, including, without limitation, Lucasfilm Ltd., LucasArts Entertainment Company LLC, Lucas Digital Ltd. LLC and/or Lucas Learning

      Ltd. and their respective divisions, subsidiaries, directors, employees, officers, successors, assigns, agents and joint venturers.

      24.49. "Licensor Trademarks" has the meaning set forth in Subparagraph 24.43(c) hereinabove.

      24.50. "Manufacturer" has the meaning set forth in Subparagraph 15.1 hereinabove.

      24.51. "Manufacturing Agreement" has the meaning set forth in Subparagraph
      15.1 hereinabove.

      24.52."Marketing Plan" has the meaning set forth in Subparagraph 4.1(a) hereinabove.

      24.53."Micro Figures" has the meaning set forth in Schedule II hereinbelow.

      24.54."Micro Playsets" has the meaning set forth in Schedule II hereinbelow.

      24.55."Micro Vehicles" has the meaning set forth in Schedule II hereinbelow.

      24.56. "Mid-Level" means the following Sub-Territories: Spain/Portugal, Italy, Australia/New Zealand, Scandinavia, Benelux, Far East/Asia (All Countries), Mexico, Latin America, and Austria/Switzerland.

      24.57."Minimum Sales Levels" has the meaning set forth in Subparagraph 4.2 hereinabove.

      24.58. "Moral Rights" means any rights to claim authorship of a work, to object to or prevent the modification of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under the law of any country in the world or under any treaty.

      24.59."Net Sales" has the meaning set forth in Subparagraph 8.2 hereinabove.

      24.60."Other Product" has the meaning set forth in Subparagraph 3.5 hereinabove.

      24.61. "Permitted Licensee Affiliates" means those Licensee Affiliates set forth in Schedule I and such additional Licensee Affiliates as Licensor shall approve, if at all, in writing.

      24.62."Pictures" has the meaning set forth in Subparagraph 24.43(a) hereinabove.

      24.63."Plan Elements" has the meaning set forth in Subparagraph 4.1(b) hereinabove.

      24.64. "P.O.S." means all "point of sale" items, including, without limitation, endcaps, shelf- talkers, electronic cart "smart ads," dedicated retail aisles, pamphlets, leaflets, standees, displays and other "point of sale" items which prominently and exclusively feature elements of or based on the Licensed Property.

      24.65. "Premium" means a product, good or article based on or incorporating the Licensed Property that is used in connection with promotional activities intended to augment or enhance the sale or other exploitation of products other than Licensed Products, whether or not as part of in purchase-with-purchase promotions, self-liquidator programs, joint merchandising programs, giveaways, sales incentive programs, fan club programs, fund-raisers or entries in sweepstakes or to customers for resale by direct mail or other direct marketing methods.

      24.66."Prequel" has the meaning set forth in Subparagraph 24.43(a)(ii) hereinabove.

      24.67."Prior Agreement" has the meaning set forth in Subparagraph 5.3 hereinabove.

      24.68. "Product Development Team" has the meaning set forth in Subparagraph 4.3(d) hereinabove.

      24.69."Production Materials" has the meaning set forth in Subparagraph
      13.2 hereinabove.

      24.70."Quarterly Update" has the meaning set forth in Subparagraph 4.1(a)(iii) hereinabove.

      24.71."Recipient" has the meaning set forth in Subparagraph 16.1 hereinabove.

      24.72. "Retail Entity" means a Customer which is ordinarily in the business of selling goods and products directly to a public (non-business) consumer.

      24.73. "Royalties" means the applicable "Royalty Percentage" of "Net Sales," as such terms are defined and set forth in Subparagraphs 8.1, 8.2 and 8.4 hereinabove.

      24.74."Royalty Percentage" has the meaning set forth in Subparagraph 8.1 hereinabove.

      24.75."Royalty Report Form" has the meaning set forth in Subparagraph 9.4 hereinabove.

      24.76."Sales Projections" has the meaning set forth in Subparagraph 4.1(b)(iii) hereinabove.

      24.77."Sell-Off Period" has the meaning set forth in Subparagraph 22.3(c) hereinabove.

      24.78. "Senior Worldwide SW Toy Brand Executive" has the meaning set forth in Subparagraph 4.3(a) hereinabove.

      24.79."Spin-Off Properties" has the meaning set forth in Subparagraph 24.43(b) hereinabove.

      24.80. "Standard Dedicated Retail Space" means the Dedicated Retail Space at all times other than during an Event Window.

      24.81."Sublicense Agreement" has the meaning set forth in Subparagraph 3.3 hereinabove.

      24.82."Sublicensee" has the meaning set forth in Subparagraph 3.3 hereinabove.

      24.83."Sub-Territory" has the meaning set forth Subparagraph 2.2 hereinabove.

      24.84."SW Toy Team" has the meaning set forth in Subparagraph 4.3 hereinabove.

      24.85."Term" has the meaning set forth in Subparagraph 2.1 hereinabove.

      24.86."Territory" has the meaning set forth in Subparagraph 2.2 hereinabove.

      24.87. "Trademark License Agreement" has the meaning set forth in Subparagraph 1.2 hereinabove.

      24.88. "Underdeveloped" means the following Sub-Territories: Greece, Turkey, Israel, Eastern Europe, Middle East & Africa, Brazil and all Sub-Territories other than Highly Developed and Mid-Level.

      24.89."U.S. Release Date" has the meaning set forth in Subparagraph 2.1 hereinabove.

      24.90."VAT" has the meaning set forth in Subparagraph 8.8 hereinabove.

25.   GENERAL.

      25.1. Assignment. Subject to the other terms and conditions of this Subparagraph 25.1, this Agreement will bind and inure to the benefit of each party and to their respective successors and assigns. Licensee shall not voluntarily or by operation of law assign, sub-license, transfer, encumber or otherwise dispose of all or part of any right or privilege licensed to Licensee in this Agreement, including to a Licensee Affiliate, without Licensor's prior written approval. For purposes of this Subparagraph 25.1, any change in control of Licensee, whether through merger, acquisition, reorganization, liquidation, foreclosure, involuntary sale in bankruptcy, or the purchase of substantially all of Licensee's assets or otherwise, shall be deemed a purported assignment subject to Licensor's prior written approval. Any attempted assignment, sublicense, transfer, encumbrance or other disposal without such approval will be null and void and constitute a material default and material breach of this Agreement.

      25.2. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the federal laws of the United States and the laws of the State of California applicable to agreements entered into, and to be performed entirely, within California between

      California residents (and excluding the United Nations Convention on Contracts for the International Sale of Goods) without regard to choice of law provisions and regardless of the place or places of its actual execution or performance. Any suit, action or proceeding between or among any of the parties hereto arising out of or related to this Agreement will be brought solely in the federal or state courts in the Northern District of California, and Licensee hereby submits to the personal jurisdiction thereof and agrees to such courts as the appropriate venue. Notwithstanding the foregoing, Licensee agrees that, for purposes of collecting monies due pursuant to this Agreement, Licensee, at Licensor's election, may be subject to whatever local laws and courts have jurisdiction in any country of the Territory over Licensee. Process in any action or proceeding referenced to in this Subparagraph 25.2 may be served on Licensee at the address for notices set forth in Subparagraph 25.5 hereinbelow.

      25.3. Attorneys' Fees. In the event of any legal proceeding between the parties arising out of or related to this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (whether or not in connection with litigation and including, without limitation, attorneys' fees and costs) incurred in connection with any such proceeding.

      25.4. Equitable Relief. Licensee recognizes and acknowledges that a material breach by Licensee of any covenants, agreements or undertakings made or assumed by it will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensor's intellectual property and other rights in the Licensed Property, thereby entitling Licensor to equitable remedies (including, without limitation, injunctive relief), costs (including, without limitation, whether or not in connection with litigation) and reasonable attorney's fees. For purposes of this Subparagraph 25.4, Licensee acknowledges that (by way of example and not limitation) infringement of Licensor's intellectual property rights include any use of the Licensed Property by Licensee other than those licensed under this Agreement, failure to obtain approvals required under this Agreement, use or release of any Licensed Product or Confidential Information in violation of this Agreement, and failure to secure permissions and transfers of rights from third parties as required pursuant to this Agreement.

      25.5. Notices. Any notice to be given or served under this Agreement shall be in writing and shall be delivered to the parties addressed as set forth below, or to such other address as either party shall notify the other party of in writing, as follows: personally or sent by cable, telegram or telemessage or by facsimile, telex, telecopy or other print out communication mechanism or by first class, prepaid, registered or certified mail (if available) post (air mail if posted to another country) to the party to be served at the address set forth below in this Subparagraph 25.5 or to such other address as either party may from time to time notify in writing to the other. Such notice shall be deemed to have been served: (a) immediately in the case of personal delivery; (b) in the case of a cable, telegram or telemessage, on the first business day after the receipt by the relevant service of the order therefor; (c) in the case of facsimile, telex, telecopy or other print out mechanism, on the expiration of four (4) hours from the time of transmission subject in the case of telex or facsimile to proof by the sender that he/she holds an acknowledgment (whether in mechanical form other otherwise) confirming its receipt at its destination and subject in the case of facsimile or other print out transmission in the absence of an acknowledgment to the original notice being sent by post or by personal delivery in accordance with this Subparagraph 25.5 not later than the next business day after such transmission; and (d) in the case of postal delivery, on the second business day following the date of posting (the fifth business day if posted to another country) or on acknowledgment of receipt if earlier.

            If to Licensor:

            For notices to Licensor: P. O. Box 2009, San Rafael, CA  94912,
            Attention: Vice President; with a copy to: General Counsel.

            For all approvals by Licensor pursuant to Paragraph 5 above: P. O. Box 2009, San Rafael, CA 94912, Attention: Approvals Coordinator

            For all other approvals by Licensor including, without limitation, pursuant to Paragraph 4 above: P.O. Box 2009, San Rafael, CA 94912,

            Attention: Vice President

            For statements and payments to Licensor: P. O. Box 2009, San Rafael, CA 94912, Attention: Cashier

            For wire transfers: pursuant to Licensor's written wire transfer instructions

            For deliveries requiring Licensor's street address: 5858 Lucas Valley Road, Nicasio, CA 94946

            If to Licensee:

            Galoob Toys, Inc.
            500 Forbes Blvd.
            South San Francisco, CA 94080
            Attn:  Gary Niles, Executive Vice President
            cc:  William Catron, Executive Vice President

      25.6. No Waiver. No action taken by either party pursuant to this Agreement, and no waiver by either party, whether express or implied, of any provision or right in this Agreement or any breach thereof, and no failure of either party to exercise or enforce any of its rights under this Agreement, will constitute a continuing waiver with respect to such provision or right or as a breach or waiver or any other provision or right, whether or not similar.

      25.7. Independent Contractors. The parties to this Agreement are and shall remain independent contractors. There is no relationship of partnership, employer, employee, principal, agent, joint venture, employment, franchise or agency between the parties. Except as expressly provided in this Agreement, neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written approval and shall not represent that it has such right.

      25.8. Nonexclusive Remedy. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

      25.9. Severability. This Agreement is severable. If any provision of this Agreement is found invalid or unenforceable in any jurisdiction, that provision, as to that jurisdiction, will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the other remaining provisions of this Agreement, which other remaining provisions will not be affected and shall remain in force, to the maximum extent permissible.

      25.10. Approvals. Except as otherwise expressly stated herein, any and all Licensor approvals pursuant to this Agreement may be given or withheld in Licensor's sole discretion for any reason or for no reason. Failure by Licensor to give written approval within fourteen (14) days from the date of receipt of any submission for approval will be deemed to be Licensor's disapproval thereof; provided, however, if Licensee thereafter notifies Licensor in writing that it has not received a response from Licensor, and Licensor does not respond within forty-eight (48) hours of receipt of such notice, then the submission will be deemed approved. A delivery to and an approval made by an authorized representative of Galoob Toys, Inc. shall be deemed to constitute a delivery to and an approval made by Galoob Toys, Inc. and all Permitted Licensee Affiliates.

      25.11. Headings, Captions and Names. The name of this Agreement, and all headings and captions herein contained, are for reference and convenience only and do not define, limit or expand the scope or intent of any provision hereof and shall not be relied upon in or in connection with the construction or interpretation of this Agreement. The words "herein," "hereunder," "hereof" and similar terms refer to this entire Agreement and shall not be limited to the specific paragraphs or subparagraphs in which they are used.

      25.12. Counterparts. This Agreement may be executed in one or more counterparts, and by telefacsimile transmission, each copy of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, but this Agreement shall not be binding upon the parties until it has been signed by both parties. The parties hereto agree that facsimile signatures on a copy of this Agreement shall be effective and enforceable as if they were original signatures.

      25.13. Further Instruments. Except as otherwise expressly provided in this Agreement, each party shall furnish to the other (and shall deliver and cause to be executed, acknowledged and delivered to the other) any further instruments, which such other party may reasonably require or deem necessary from time to time to evidence, establish, protect, enforce, defend or secure to such other party any or all of its rights hereunder or to more effectuate or carry out the purposes, provisions or intent of this Agreement.

      25.14. Conditioned Effectiveness of License. Notwithstanding anything in this Agreement to the contrary, this Agreement will not be deemed effective until the expiration or early termination of the waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Upon such expiration or early termination, this Agreement will be deemed effective, without any further action of Licensor or Licensee.

      25.15. Entire Agreement. This Agreement (including all Exhibits and Schedules attached hereto, which Exhibits and Schedules are incorporated herein by this reference) constitute the complete and entire agreement between the parties with respect to the subject matter hereof, superseding and replacing the Prior Agreement and any and all prior agreements, negotiations, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. Subject to the foregoing, the "Royalty" (set forth and defined in the Prior Agreement) shall be applicable to the "Licensed Products" (set forth and defined in the Prior Agreement) in the "Territories" (set forth and defined in the Prior Agreement) for Net Sales occurring up to and including December 31, 1998, and the parties agree that Licensee shall no longer have the right to the "Sell-Off Period" (set forth and defined in the Prior Agreement).



LUCAS LICENSING LTD. ("LICENSOR")         GALOOB TOYS, INC. ON BEHALF OF
                                          ITSELF AND ALL PERMITTED LICENSEE
                                          AFFILIATES (JOINTLY AND SEVERALLY
                                          ("LICENSEE")

By: /s/ Gordon Radley                     By: /s/ Mark Goldman
    --------------------------------          ---------------------------------

Title:                                    Title: President and CEO
       -----------------------------             ------------------------------




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